The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated December 10, 2007

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-144453

PROSPECTUS    SUPPLEMENT

(To prospectus dated December 7, 2007)

3,634,691 Common Units

StoneMor Partners L.P.

We are selling 2,650,000 common units and the selling unitholders named in this prospectus supplement are selling 984,691 common units. This offering of common units is contingent upon the simultaneous closing of our acquisition of certain cemeteries and funeral homes from SCI Funeral Services, Inc. and certain of its direct and indirect subsidiaries. Please read “Prospectus Summary—Recent Developments—Acquisition of the SCI Assets.” We will not receive any proceeds from the sale of our common units by the selling unitholders.

Our common units trade on the NASDAQ Global Market under the symbol “STON.” The last reported sales price of our common units on the NASDAQ Global Market on December 7, 2007 was $22.09 per common unit.

Investing in our common units involves risks. Please read “ Risk Factors” beginning on page S-19 of this prospectus supplement and on page 4 of the accompanying prospectus.

	Per Common Unit	Total
Public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to us	$	$

Proceeds, before expenses, to the selling unitholders	$	$

The underwriters may also purchase up to an additional 545,203 common units from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The common units will be ready for delivery on or about                             , 2007.

Merrill Lynch & Co.
Raymond James
Morgan Keegan & Company, Inc.
Oppenheimer & Co.

The date of this prospectus supplement is                     , 2007.

Prospectus Supplement

Prospectus

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of common units. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the common units. If the information relating to the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the common units, and seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. Please read the sections entitled “Risk Factors” on page S-19 of this prospectus supplement and page 4 of the accompanying prospectus for more information about important risks that you should consider before buying our common units in this offering. Unless we indicate otherwise, the information we present in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional common units. Unless otherwise indicated, throughout this prospectus supplement, when we use the terms “we,” “us,” “our,” or “StoneMor Partners L.P.,” we are referring to StoneMor Partners L.P. or to StoneMor Partners L.P., its subsidiaries and general partner collectively as the context requires.

StoneMor Partners L.P.

We are the second largest owner and operator of cemeteries in the United States. As of September 30, 2007, we operated 178 cemeteries in 21 states. We own 172 of these cemeteries, and we operate the remaining six under long-term management agreements with the cemetery associations that own the cemeteries. The cemetery products and services that we sell are:

Interment Rights	Merchandise	Services
• burial lots • lawn crypts • mausoleum crypts • cremation niches • perpetual care rights	• burial vaults • caskets • grave markers and grave marker bases • memorials	• installation of burial vaults • installation of caskets • installation of other cemetery merchandise

We sell these products and services both at the time of death, which we refer to as at-need, and prior to the time of death, which we refer to as pre-need. We market our products and services through an experienced marketing staff of approximately 484 commissioned sales representatives. Whenever possible, we sell burial lots with pre-installed vaults. Our sales of real property, including burial lots (with and without installed vaults), lawn and mausoleum crypts and cremation niches, generate qualifying income sufficient for us to be treated as a partnership for federal income tax purposes. In 2006, we performed more than 26,000 burials and sold more than 16,570 interment rights (net of cancellations). Based on our sales of interment spaces in 2006, our cemeteries have a weighted average sales life of 236 years. In the first nine months of 2007, we performed 21,740 burials and sold 16,538 interment rights (net of cancellations).

Our cemetery properties are located in Pennsylvania, West Virginia, Virginia, North Carolina, Maryland, New Jersey, Tennessee, Ohio, Rhode Island, Alabama, Delaware, Illinois, Kentucky, Oregon, Washington, Kansas, Michigan, Colorado, Missouri, Georgia and Indiana. In 2006 and in the nine months ended September 30, 2007, our cemetery operations accounted for approximately 94.7% and 92.7%, respectively, of our revenues.

We also own and operate 27 funeral homes in Alabama, Maryland, Ohio, Pennsylvania, West Virginia, Oregon, Kansas, Washington and Virginia. Fifteen of our 27 funeral homes are located on the grounds of cemeteries that we own. In 2006, more than 1,330 funerals were performed at our funeral homes, and our funeral home revenues accounted for approximately 5.3% of our revenues. In the first nine months of 2007, 1,811 funerals were performed at our funeral homes, and our funeral home revenues accounted for approximately 7.3% of our revenues.

Recent Developments

Acquisition of the SCI Assets

On December 4, 2007, certain of our subsidiaries entered into an Asset Purchase and Sale Agreement (the “SCI Purchase Agreement”), with SCI Funeral Services, Inc., joined by certain of its direct and indirect subsidiaries, SCI Ohio Funeral Services, Inc. and Alderwoods (Ohio) Cemetery Management, Inc. (collectively, the “SCI Group”), pursuant to which we will acquire from the SCI Group 45 cemeteries and 30 funeral homes located in 17 states and Puerto Rico (collectively, the “SCI Properties”), including certain related assets and liabilities (together with the SCI Properties, the “SCI Assets”), for an aggregate cash purchase price of approximately $68.0 million, subject to various post-closing adjustments. In 2006, the cemeteries included in the SCI Properties performed approximately 8,300 burials and the funeral homes performed approximately 3,700 funerals.

We believe that the acquisition of the SCI Assets will provide several key strategic benefits. The acquisition of the SCI Assets provides for an expansion of our national operating platform, as 13 of the cemeteries and 16 of the funeral homes to be acquired or managed are in states where we do not currently operate, namely Arkansas, California, Florida, Hawaii, Iowa and South Carolina, as well as Puerto Rico. The remaining 32 cemeteries and 14 funeral homes are located in states in which we currently operate and are expected to help strengthen our current market position and to benefit from our existing operational management structure.

We intend to finance the acquisition of the SCI Assets with the net proceeds of this offering, our general partner’s capital contribution of $1.1 million to maintain its 2% general partner interest, $17.5 million in proceeds from senior secured notes issued under our note purchase agreement and $5.0 million of borrowings under our acquisition line of credit. The closing of the acquisition is subject to our obtaining financing satisfactory to us in our reasonable discretion, obtaining the regulatory approvals of certain state governmental authorities and customary closing conditions. We have entered into a transition services agreement with the SCI Group pursuant to which the SCI Group will continue to operate, for our benefit, any SCI Properties for which regulatory approval to transfer is not obtained by closing until such approval is obtained. See “Acquisition of the SCI Assets” for more information about our acquisition of the SCI Assets, including a description of the senior secured notes and our acquisition line of credit. The closing of the acquisition of the SCI Assets subjects us to additional risks. See “Risk Factors—Risks Related to the Acquisition of the SCI Assets.” For information regarding the pro forma effect on our financial statements of the acquisition of the SCI Assets and related financing transactions, please see our pro forma condensed combined financial statements included elsewhere in this prospectus supplement.

The consummation of this offering is contingent upon the simultaneous closing of the acquisition of the SCI Assets. If the acquisition does not occur at the scheduled closing of this offering, this offering will not be consummated, the purchases and sales of common units in this offering will be rescinded and your purchase price will be returned to you with no accrued distributions.

Introduction of Segment Reporting

On November 21, 2007, we filed a Current Report on Form 8-K to recast the segment information in the footnotes to our consolidated financial statements for the years ended December 31, 2004, 2005 and 2006 to add details about our funeral home operations and to disaggregate our cemetery operations into three geographic areas (West, Southeast, Northeast). Other than recasting the presentation of certain items of revenue and expense contained in our consolidated statement of operations and applicable segment information in the footnotes thereto, we made no other changes to our financial statements.

Early Conversion of Subordinated Units

Pursuant to the terms of our partnership agreement, on October 30, 2007, 25% of our outstanding subordinated units, or an aggregate 1,059,945 subordinated units, all of which were owned by CFSI LLC, an affiliate of our general partner, converted on a one-for-one basis to common units. Following such conversion, we now have 3,179,837 subordinated units outstanding, all of which are owned by CFSI LLC.

Distribution of Common Units by CFSI LLC and Cornerstone Family Services LLC

Prior to the consummation of this offering, CFSI LLC distributed to holders of its Class B membership interests, on a pro rata basis, all 1,073,477 of the common units owned by it. Cornerstone Family Services LLC, which owns 85% of the Class B membership interests in CFSI LLC, received 912,455 common units in the distribution by CFSI LLC which it distributed to its members, on a pro rata basis.

Quarterly Distribution to Unitholders

On October 12, 2007, the board of directors of our general partner declared a regular quarterly cash distribution of $0.5150 per unit for the third quarter of 2007. The cash distribution was paid on October 26, 2007 to common and subordinated unitholders of record as of the close of business on October 19, 2007.

Business Strategies

Our primary business objective is to increase distributable cash flow per unit by executing the following strategies:

Focus on Pre-need Sales. We plan to increase distributable cash flow from our cemeteries by continuing to focus on pre-need sales to new customers and pre-need sales of additional merchandise to existing customers. Because pre-need sales establish a loyal customer base, these sales tend to generate additional pre-need sales and at-need sales to close family members of our pre-need customers. We have concentrated our sales force and marketing efforts to emphasize pre-need sales.

Our marketing department has focused its efforts on direct response marketing programs which have emphasized relationship marketing. This emphasis has led to significant increases in the quality of our company generated sales leads which in turn have led to increased sales from these sources. We have also established an inside sales department to create an additional avenue for customers to purchase our products and services. The inside sales representatives work hand-in-hand with their counterparts in the field and their joint efforts have helped to increase the amount of sales to each customer.

Continue to Reduce Costs and Improve Operating Efficiencies.    We intend to continue to reduce operating costs at our cemeteries. We have a dedicated senior executive team that actively monitors our operating costs and reviews and executes cost-cutting opportunities. We continue to reduce our operating costs by negotiating pricing with our major vendors, reducing sales commission rates and improving operational efficiencies.

Maximize Cash Flow by Purchasing Products and Performing Services That Are Subject to Trusting Requirements in Advance of the Time of Need.    We are required by various state laws to deposit a portion of funds that we receive from our pre-need sales of cemetery products and services into merchandise trusts to ensure that we will have sufficient funds in the future to purchase these products and perform these services. By purchasing and delivering products and performing services sold under pre-need contracts in advance of need, we are able to minimize the amount of time that the sales proceeds from our pre-need contracts are required to be held in trust and unavailable to us for other uses. We also increase our cash flow to the extent that the funds we withdraw from merchandise trusts to purchase and deliver products and perform services exceeds the actual cost of those products and services. Advance purchasing helps us avoid the negative cash flow impact of depositing significant portions of our sales proceeds in trusts while earning rates on those trusts that are currently less than interest rates we pay on our debt.

Manage Funds Held in Trust to Preserve Capital and Generate Income.    The funds that are held in merchandise trusts and perpetual care trusts are managed by third-party investment managers within specified investment guidelines adopted by the Trust and Compliance Committee of the board of directors of our general partner and standards imposed by state law. Our investment policy for our merchandise trust funds is to preserve capital and generate a high rate of return through intermediate-term, investment-grade, fixed-income securities, high-yield fixed-income securities, real estate investment trusts, master limited partnerships and, to a lesser extent, other types of equity securities and cash. We invest substantially all of the funds deposited into perpetual care trusts in intermediate term, investment grade, fixed-income securities, high-yield fixed-income securities, real estate investment trusts and master limited partnerships, which are expected to provide returns in excess of the inflation rate while preserving the value of the trust portfolio.

Acquire and Integrate Additional Cemeteries and Funeral Homes.    Since our initial public offering in 2004, we have completed six transactions in which we acquired 48 cemeteries and 20 funeral homes. We plan to continue to make accretive cemetery acquisitions using selective criteria that include the purchase of established cemeteries located primarily in densely populated, large metropolitan areas and in states with favorable competitive and regulatory environments. When considering individual cemeteries, we focus on larger properties that perform at least 200 burials annually. We have established acquisition guidelines to ensure a disciplined approach to the identification and valuation of acquisition targets. We have also continued to acquire funeral homes in the markets where we operate to enhance our product offering.

We believe that we can rapidly and effectively integrate properties we acquire into our existing operations, as we have done with the 48 cemeteries and 20 funeral homes that we have acquired since our initial public offering in 2004. We implement sophisticated technology to properly administer the complex financial and trust accounting systems of our cemetery operations and to accommodate the integration of acquired properties.

Please read “Risk Factors Related to Our Business—We may not be able to identify, complete, fund or successfully integrate additional cemetery acquisitions which could have an adverse effect on our results of operations” in the accompanying prospectus.

Business Strengths

We believe that the following business strengths contribute to our position as a leading cemetery operator:

Long-lived and Geographically Diverse Cemeteries.    We have a large real estate portfolio of cemetery properties, which will enable us to offer cemetery products and services in the markets we serve for many years. Because we operate cemeteries in 21 states, we are not materially affected by economic downturns or changes in laws regulating cemetery operations in any one state. Our portfolio consists of 178 cemetery properties with a total of more than 7,300 acres. Of this amount, more than 2,500 acres of cemetery land remain to be sold, resulting in a weighted average remaining sales life of 236 years based upon interment spaces sold in 2006. In addition, we increase capacity in our cemeteries by building mausoleum crypts and lawn crypts as the number of unsold lots decreases. The SCI Properties include 45 cemeteries with over 600 undeveloped acres, over 200,000 unsold cemetery spaces in the developed sections, over 3,000 developed unsold lawn crypts, over 7,000 constructed unsold mausoleum crypts and over 5,000 constructed unsold cremation niches.

We generate additional revenues by selling tracts of excess real property to third parties for non-cemetery use if the sales do not significantly reduce the sales life of the property. In 2006, we sold approximately five acres of excess real property for an aggregate of $0.8 million. In 2005, we sold a tract of land equivalent to 1,881 burial lots to a municipality in New Jersey for $1.7 million.

Substantial Trust Assets.    Our merchandise trusts had an aggregate market value of $147.5 million as of September 30, 2007 and generated an average annual rate of return realized on funds held in the trusts of 8.4% in 2006 and an average annualized rate of return of 11.2% in the first nine months of 2007. We are entitled to the investment income, such as interest and dividends, as well as the capital gains on the investments held in our merchandise trusts. Merchandise trusts provide us with a stable stream of cash flow that we realize as we withdraw amounts from the merchandise trusts. We are permitted to withdraw income and capital gains at varying times determined by state law but typically on a monthly basis. We are also permitted to withdraw funds from merchandise trusts, including principal, when we purchase the related products or perform the related services. To the extent that the amounts withdrawn from merchandise trusts exceed our costs to purchase or perform the related products and services, our cash flow increases. As of September 30, 2007, the aggregate market value of the funds held in merchandise trusts exceeded the aggregate cost to purchase and perform the related products and services by $98.0 million. We also increase our cash flow by withdrawing income and capital gains on a regular basis, which is typically monthly, regardless of when we purchase the products or perform the services.

Our perpetual care trusts had an aggregate market value of $166.2 million as of September 30, 2007 and generated an average annual rate of return realized on funds held in the trusts of 6.3% in 2006 and an average annualized rate of return of 6.8% in the first nine months of 2007. We are entitled to the investment income, such as interest and dividends, but not capital gains, on the investments held in our perpetual care trusts; as a result, we invest these funds primarily in yield-based securities and do not focus on growth. We are permitted to withdraw the investment income, generally on a monthly basis, and this income offsets our costs of cemetery maintenance and administration.

Focus on Cemetery Operations.    Our focus on pre-need sales allows us to consider the entire population as potential customers in the areas we serve. As a result, our operations are generally not sensitive to seasonal or other fluctuations in the death rate. In addition, we are able to benefit from the challenges inherent in entering the cemetery industry, such as the scarcity and high cost of land, zoning restrictions, initial capital requirements and the strength of local tradition and heritage. To complement our cemetery operations, we are continuing to acquire funeral homes in the markets where we operate.

Operating Efficiencies Attributable to Our Size and Regional Grouping.    Due to our established base of 178 cemeteries and 27 funeral homes and the organization of our cemeteries in geographic groups, we are able to generate economies of scale and operating efficiencies. These include increased revenues from the development of efficient pre-need sales organizations, lower purchasing costs for cemetery and funeral home merchandise through volume purchasing, lower operating expenses through centralized administrative functions, shared maintenance equipment and personnel and more effective strategic and financial planning. As a result, we are able to compete favorably in the areas we serve and to improve the profitability of cemetery operations we acquire.

Experienced Sales Force.    We market our products and services through an experienced marketing staff of approximately 484 commissioned sales representatives, of whom approximately 18% have more than ten years of experience in cemetery sales.

Flexible Financial Structure.    In August of 2007, we entered into a new credit agreement that included a $25.0 million revolving credit facility and a $40.0 million acquisition facility. We believe the available capacity under this new credit facility, combined with our ability to issue additional units and debt securities and our favorable debt-to-capitalization ratio following the completion of this offering, should provide us with a flexible financial structure that will facilitate our strategic expansion and acquisition strategy.

Successful Execution and Integration of Acquisitions.    Our senior management team has significant experience acquiring cemeteries, having been actively involved in the acquisition of over 500 cemeteries. Since our initial public offering in 2004, we have completed the acquisitions of 48 cemeteries and 20 funeral homes. Our acquisitions have been based on targeted guidelines that include projected distributable cash flow and profitability; location; heritage and reputation; physical size and market value; volume of pre-need and at-need business; available inventory of burial space; potential for development or expansion; competitive market position; and size of the associated trusts. We believe our targeted approach, combined with our management team’s industry contacts and experience will allow us to continue to maintain a competitive advantage in executing and integrating acquisitions.

Experienced Management Team.    We believe that we have one of the most experienced management teams in the death care industry, led by Lawrence Miller, our President and Chief Executive Officer, and William R. Shane, our Executive Vice President and Chief Financial Officer, who have extensive senior-level experience in managing large death care companies. They have assembled an experienced and cohesive management team, with our 11 senior officers having an average industry experience of 25 years and having worked together with Messrs. Miller and Shane in our company and other death care companies for an average of 23 years.

Partnership Structure and Management

Our operations are conducted through, and our operating assets are owned by, our direct and indirect subsidiaries. We have one direct subsidiary, StoneMor Operating LLC, a limited liability company that owns equity interests in a number of subsidiary operating companies.

StoneMor GP LLC, our general partner, manages our operations and activities. Our general partner does not receive any management fee or other compensation in connection with its management of our business, but is reimbursed for expenses that it incurs on our behalf. Our general partner is also entitled to distributions on its general partner interest and, if specified levels of distributions are made on the common and subordinated units, on its incentive distribution rights. Members of our management hold direct and indirect interests in our general partner.

Our principal executive officers are located at 155 Rittenhouse Circle, Bristol, Pennsylvania 19007, and our phone number is (215) 826-2800. Our website is located at http://www.stonemor.com. Information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

Upon consummation of this offering and our general partner’s proportionate capital contribution:

•	There will be 8,505,725 common units outstanding, representing a 71.3% limited partner interest in us;

•	CFSI LLC will own 3,179,837 subordinated units, representing an aggregate 26.7% limited partner interest in us; and

•	StoneMor GP LLC, our general partner, will continue to own a 2% general partner interest in us and all of the incentive distribution rights.

The following diagram depicts our organizational structure and ownership giving effect to this offering and our general partner’s proportionate capital contribution:

Management
Other Institutional Lenders
McCown DeLeeuw Funds
3.9% membership interest
90.8% membership interest
5.3% membership interest
4.9% Class B membership interest
Cornerstone Family Services LLC
10.1% Class B membership interest
85% Class B membership interest
CFSI LLC
3,179,837 Subordinated Units
Other Unitholders (including Management)
8,505,725
Common Units
100% capital ownership interest
100% Class B membership interest
StoneMor GP LLC
(the General Partner)
Incentive Distribution Rights
26.7% limited partner interest
71.3% limited partner interest
2% general partner interest
StoneMor Partners L.P.
(the Partnership)
100% ownership interest
StoneMor Operating LLC
100% ownership interest
Operating Subsidiaries

The Offering

Common units offered:

By StoneMor Partners L.P.	2,650,000 common units

By the selling unitholders	984,691 common units

Common units outstanding after the offering	8,505,725 common units

Subordinated units outstanding after the offering	3,179,837 subordinated units

Use of proceeds

We estimate that our net proceeds from this offering, assuming an offering price of $20.75 per common unit and including our general partner’s capital contribution of $1.1 million to maintain its 2% general partner interest, will be approximately $51.1 million after deducting the underwriting discount and estimated offering expenses payable by us ($62.0 million if the underwriters exercise their overallotment option in full, including our general partner’s capital contribution of $1.3 million). We intend to use the net proceeds from this offering and our general partner’s capital contribution, together with $17.5 million in proceeds from senior secured notes issued under our note purchase agreement and $5.0 million of borrowings under our acquisition line of credit, to:

•	pay the $68.0 million cash purchase price for the SCI Assets; and

•	pay approximately $5.6 million of related acquisition expenses.

If the underwriters exercise their option to purchase additional common units, we will use the additional net proceeds to fund growth capital expenditures, including mausoleum construction, or for general partnership purposes.

The consummation of this offering is contingent upon the simultaneous closing of the acquisition of the SCI Assets. If the acquisition does not occur at the scheduled closing of this offering, this offering will not be consummated, the purchases and sales of common units in this offering will be rescinded and your purchase price will be returned to you with no accrued distributions.

We will not receive any proceeds from the sale of common units by the selling unitholders. See “Use of Proceeds.”

Cash distributions

Within 45 days after the end of each quarter, we distribute our available cash from operations, after we have paid our expenses, funded merchandise and perpetual care trusts and established necessary cash reserves, to unitholders of record on the applicable record date. In general, we will pay any cash distributions we make each quarter in the following manner:

•	first, 98% to the common units and 2% to our general partner, until each common unit has received a minimum quarterly distribution of $0.4625 plus any arrearages from prior quarters;

•	second, 98% to the subordinated units and 2% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $0.4625; and

•	third, 98% to all units, pro rata, and 2% to our general partner, until each unit has received a distribution of $0.5125.

If cash distributions per unit exceed $0.5125 in any quarter, our general partner will receive increasing percentages, up to a maximum of 50%, of the cash we distribute in excess of that amount. We refer to these distributions in excess of distributions on our 2% general partner interest as incentive distributions. For a discussion of our cash distribution policy, see “Cash Distribution Policy” in the accompanying prospectus.

On October 26, 2007, we paid a cash distribution of $0.5150 per unit for the third quarter of 2007. See “Price Range of Our Common Units and Distributions.”

Subordinated units

The principal difference between our common units and subordinated units is that in any quarter during the subordination period the subordinated units are entitled to receive the minimum quarterly distribution of $0.4625 only after the common units have received the minimum quarterly distribution and arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. The subordination period will end once we meet the financial tests in our partnership agreement, but it generally cannot end before September 30, 2009. These financial tests require us to have earned and paid the minimum quarterly distribution on all of our outstanding units for three consecutive four-quarter periods.

When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis and our common units will no longer be entitled to arrearages.

We met certain financial tests included in our partnership agreement for the three consecutive four-quarter periods ending on September 30, 2007. Accordingly, pursuant to the terms of our partnership agreement, on October 30, 2007, 25% of our subordinated units, or 1,059,945 subordinated units, converted into 1,059,945 common units. If we meet these tests for any three consecutive four-quarter periods ending on or after September 30, 2008, an additional

25% of the subordinated units will convert into common units. See “Cash Distribution Policy—Subordination Period” in the accompanying prospectus.

Issuance of additional units

In general, during the subordination period we may issue up to 2,119,891 additional common units, or 50% of the common units that were outstanding immediately after our initial public offering, without obtaining unitholder approval. We can also issue an unlimited number of common units for acquisitions, expansion capital improvements and debt repayments that, in each case, increase cash flow from operations per unit on an estimated pro forma basis and for the redemption of outstanding common units if the redemption price equals the net proceeds per unit, before expenses, to us.

Limited voting rights

Our general partner manages and operates us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. On a pro forma basis, after giving effect to this offering, affiliates of our general partner will own approximately 28.5% of all the common and subordinated units. Please read “Description of the Common Units—Voting Rights” in the accompanying prospectus.

Limited call right

If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then-current market price of the common units.

Estimated ratio of taxable income to distributions

We estimate that if you hold the common units that you purchase in this offering through December 31, 2009, you will be allocated, on a cumulative basis, an amount of taxable income for that period that will be less than 85% of the cash distributed to you with respect to that period. A portion of the income that will be allocated to you is expected to be qualified dividend income, which for individuals is currently subject to a significantly lower maximum federal income tax rate (currently 15%) than ordinary income (currently taxable at a maximum rate of 35%). If you are an individual taxable at the maximum rate of 35% on ordinary income, the effect of this lower qualified dividend rate is to produce an after-tax return to you that is the same as if the amount of federal taxable income allocated to you for that period were less than 75% of the cash distributed to you for that period. See “Material Tax Considerations.”

Material tax consequences

For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material Tax Considerations” in this prospectus supplement and “Material Tax Considerations” in the accompanying prospectus.

Risk factors

You should read the risk factors in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein to ensure you understand the risks associated with an investment in our common units.

NASDAQ Global Market symbol	STON

Summary Historical Consolidated and Pro Forma Condensed Combined Financial and Other Data

The following tables present our summary historical consolidated financial and operating data and pro forma condensed combined financial data for the periods and as of the dates indicated. Our summary historical consolidated financial data as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006 are derived from our unaudited historical consolidated financial statements, which are incorporated by reference into this prospectus supplement. Our summary historical consolidated financial data as of and for the years ended December 31, 2006, 2005 and 2004 are derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement.

The following table includes Adjusted EBITDA. Management uses Adjusted EBITDA to assess our compliance with significant financial covenants included in our credit agreement. The calculation is not presented in accordance with U.S. generally accepted accounting principles, or GAAP, and should not be considered in isolation or as a substitute for net income (loss), income from operations or cash flow as reflected in our historical consolidated financial statements. We explain and reconcile Adjusted EBITDA to net cash provided by operating activities, its most directly comparable financial measure that is calculated and presented in accordance with GAAP, in “Non-GAAP Financial Measure.”

The following tables should be read together with, and are qualified in its entirety by reference to, the audited and unaudited historical and unaudited pro forma condensed combined financial statements and the accompanying notes included in or incorporated by reference into this prospectus supplement. The tables should also be read with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the documents incorporated by reference herein.

	Cornerstone Family Services, Inc. / StoneMor Partners L.P. Historical(1)	StoneMor Partners L.P. Historical
	Year Ended December 31,			Nine Months Ended September 30,
	2004(2)	2005(2)	2006	2006	2007
	(in thousands, except per unit data)
				(unaudited)
Statement of Operations Data:
Cemetery revenues
Merchandise	$47,111	$54,421	$58,219	$41,458	$57,338
Services	18,865	19,346	25,555	18,524	21,523
Investment and other	21,329	24,095	25,221	18,043	19,913
Funeral home revenues
Merchandise	765	1,200	2,696	1,656	3,442
Services	1,188	1,598	3,422	2,048	4,364

Total revenues	89,258	100,660	115,113	81,729	106,580

Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	2,692	2,575	3,109	2,377	2,685
Merchandise	9,682	11,323	11,583	8,287	11,802
Selling expense	19,158	20,072	23,186	16,689	21,860
Cemetery expense	19,648	20,942	24,344	17,985	22,593
General and administrative expense	9,797	10,553	12,801	9,255	11,462
Overhead(3)	12,658	16,304	19,795	12,006	16,054
Depreciation and amortization	4,547	3,510	3,501	2,588	2,900
Funeral home expense
Merchandise	233	397	1,004	589	1,198
Services	809	1,082	2,285	1,374	3,057
Other	670	903	1,547	1,033	1,833

Total costs and expenses	79,894	87,661	103,155	72,183	95,444

Operating profit	9,364	12,999	11,958	9,546	11,136
Expenses related to terminated debt offering and refinancing(4)	4,200	—	—	—	157
Interest expense	9,480	6,457	7,491	—	6,441

Income (loss) before income taxes	(4,316)	6,542	4,467	4,171	4,538

Income taxes (benefit):
State	663	587	438	385	384
Federal	(1,141)	1,250	989	706	149

Total income taxes (benefit)	(478)	1,837	1,427	1,091	533

Net income (loss)	$(3,838)	$4,705	$3,040	$3,080	$4,005

Net income per unit:
Basic and diluted	$.27	$.54	$.34	$.34	$.43

	Cornerstone Family Services, Inc. / StoneMor Partners L.P. Historical(1)	StoneMor Partners L.P. Historical
	Year Ended December 31,			Nine Months Ended September 30,
	2004(2)	2005(2)	2006	2006	2007
	(in thousands, except per unit data)
				(unaudited)

Balance Sheet Data (at period end):
Cemetery property	$150,215	$164,772	$171,714	$164,588	$173,110
Total assets	523,092	550,641	627,026	615,915	637,233
Deferred cemetery revenues, net(5)	156,051	167,035	196,103	191,396	201,742
Total debt	80,000	86,945	103,492	102,507	115,701
Total stockholders’/partners’ equity	115,317	109,600	101,288	105,231	91,928
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$7,845	$17,589	$18,339	$16,443	$14,777
Investing activities	(5,887)	(15,286)	(14,625)	(11,841)	(6,723)
Financing activities	7,321	(9,852)	(725)	2,855	(4,740)

Other Financial Data:
Adjusted EBITDA	$27,082	$34,601	$34,604	$35,327	$33,998
Change in assets and liabilities that provided (used) cash:
Merchandise trusts	(1,333)	10,473	(3,517)	(1,419)	(138)
Merchandise liability	(7,397)	(7,224)	(8,109)	(4,907)	(2,333)

Capital expenditures:
Maintenance capital expenditures	2,620	2,192	2,059	1,778	1,223
Expansion capital expenditures, including acquisitions and dispositions	3,267	18,994	20,532	18,029	5,500

Operating Data:
Interments performed	22,114	22,263	26,003	18,704	21,740
Cemetery revenues per interment performed(6)	$3,948	$4,396	$4,192	$4,172	$4,543
Interment rights sold(7):
Lots(6)	12,136	12,758	13,769	9,971	14,214
Mausoleum crypts (including pre-construction)	2,224	2,163	2,361	1,706	1,861
Niches	442	409	440	317	463

Total interment rights sold(6)(7)	14,802	15,330	16,570	11,994	16,538

Number of contracts written	46,149	46,510	54,675	39,998	47,305
Aggregate contract amount, in thousands (excluding interest)	$91,983	$96,642	$116,407	$85,390	$104,178
Average amount per contract (excluding interest)	$1,993	$2,078	$2,129	$2,135	$2,202
Number of pre-need contracts written	21,079	21,306	24,999	18,540	22,191
Aggregate pre-need contract amount, in thousands (excluding interest)	$60,040	$63,415	$74,301	$54,976	$67,605
Average amount per pre-need contract (excluding interest)	2,848	2,976	2,972	2,965	3,047
Number of at-need contracts written	25,070	25,204	29,676	21,458	25,114
Aggregate at-need contract amount, in thousands	$31,943	$33,227	$42,106	$30,414	$36,572
Average amount per at-need contract	$1,274	$1,318	$1,419	$1,417	$1,456

(1)

On April 2, 2004, StoneMor Partners L.P. was formed. On September 20, 2004, in connection with our initial public offering, Cornerstone Family Services Inc. and its subsidiaries contributed to us substantially all of the assets, liabilities and businesses owned and operated by it, and then converted into CFSI LLC. This transfer represented a reorganization of entities under common control and was recorded at historical cost. The consolidated statements of operations data, cash flow data and other financial data for the year ended December 31, 2004 includes the operations of Cornerstone Family Services Inc. from January 1, 2004 through September 19, 2004 and StoneMor Partners L.P. from September 20, 2004 through December 31, 2004.
(2)	Prior to September 2004 we operated 12 cemeteries under management agreements and have subsequently converted five of these cemetery associations (one in September 2004 and four in April 2005) into for-profit entities owned by us and ceased operating these cemeteries under management agreements.
(3)	Includes $1.5 million in bonuses in 2004, $2.0 million in bonuses in 2006, an annual management fee payment of $0.8 million to MDC Management Company IV, LLC in 2004, $0.4 million of stock based compensation in 2004, $1.2 million of stock based compensation in 2006, $4.1 million of stock based compensation in 2007, and $883,000 in reserves for the write-off of our investment in a management agreement at one of our locations that was terminated subsequent to year-end 2006.
(4)	Represents expenses incurred in connection with the refinancing of our debt. These expenses include a $3.9 million write-off of debt issuance costs and $0.3 million of expenses related to early extinguishment of debt in connection with our initial public offering in 2004 and $0.2 million of expenses in connection with the restructuring of our existing senior secured notes, acquisition line of credit and revolving line of credit in 2007.
(5)	Represents revenues to be recognized from sales of pre-need products and services and the related income and capital gains on merchandise trusts. We recognize revenues from sales of pre-need interment rights to constructed mausoleums when we have collected at least 10% of the sales price. We defer recognition of revenues from sales of pre-need interment rights to unconstructed mausoleums until we have collected at least 10% of the sales price, at which point we recognize revenues on the percentage-of-completion basis. We recognize revenues from sales of pre-need merchandise and services, other than perpetual care services, when we satisfy the criteria for delivery of the merchandise to the customer or perform the services for the customer. At that time, we also recognize the related income and capital gains from merchandise trusts.
(6)	Excludes in 2005 the sale of a tract of land equivalent to 1,881 burial lots to a municipality in New Jersey for $1.7 million.
(7)	Net of cancellations. Counts the sale of a double-depth burial lot as the sale of two interment rights.

The summary pro forma condensed combined financial data presented for the year ended December 31, 2006 and as of and for the nine months ended September 30, 2007 are derived from our unaudited pro forma condensed combined financial statements included in this prospectus supplement. The pro forma balance sheet data assumes the transactions listed below occurred as of September 30, 2007. The pro forma statements of operations data for the year ended December 31, 2006 and for the nine months ended September 30, 2007 assumes the transactions listed below occurred on January 1, 2006. The pro forma financial data give pro forma effect to:

•	the acquisition of the SCI Assets for a cash purchase price of $68.0 million;

•

the issuance of 2,650,000 common units in this offering at an assumed offering price of $20.75 per common unit and the receipt of approximately $51.1 million in net proceeds after deducting the underwriting discount and estimated offering expenses, and including our general partner’s proportionate capital contribution of approximately $1.1 million;

•	the issuance of $17.5 million of senior secured notes under our note purchase agreement; and

•	the borrowing of $5.0 million under our acquisition line of credit.

The summary pro forma condensed combined financial data presented for the year ended December 31, 2006 also gives pro forma effect to our acquisition on September 28, 2006 of 21 cemeteries, 14 funeral homes and 3 cemeteries, including certain related assets and liabilities (collectively, the “SCI 2006 Assets”) from SCI Funeral Services, Inc., as well as certain of its direct and indirect subsidiary entities, Hawes, Inc. and Hillcrest Memorial Company, assuming such acquisition occurred on January 1, 2006.

You can find a more extensive explanation of the pro forma data in the notes to our unaudited pro forma condensed combined financial statements included elsewhere in this prospectus supplement.

	StoneMor Partners L.P. Pro Forma
	Year Ended December 31,	Nine Months Ended September 30,
	2006	2007
	(in thousands except per unit data)
	(unaudited)
Statement of Operations Data:
Revenues	$170,216	$140,287
Costs and expenses	(120,841)	(99,190)

Gross profits	49,375	41,097
General and administrative expense	(38,787)	(29,403)
Losses on dispositions and impairment charges, net	153	3

Operating income	10,741	11,697
Expenses related to refinancing	—	(157)
Interest expense	(9,930)	(7,972)

Income before income taxes	811	3,568
Provision for income taxes	(2,136)	(741)

Net income (loss)	(1,325)	2,827
Net income (loss) per limited partner unit (basic and diluted)	$(.15)	$.24

September 30,
2007
(in thousands)
(unaudited)
Balance Sheet Data (at period end):
Cemetery property	$216,828
Total assets	854,424
Deferred cemetery revenues, net	223,964
Total debt	138,201
Total owners’ / partners’ equity	148,015

Non-GAAP Financial Measure

Management uses Adjusted EBITDA to assess our compliance with significant financial covenants included in our credit agreement. Our credit agreement defines Adjusted EBITDA as net income before:

•	interest;

•	taxes;

•	depreciation and amortization;

•	cost of land and crypts sold;

•	extraordinary gains and losses and other non-cash items;

•	changes in deferred cemetery revenues for post-acquisition sales and deferred selling and obtaining costs for post-acquisition sales;

•	change in accounts receivable and allowance for doubtful accounts;

•	change in merchandise trust balance, solely as a result of trust deposits and withdrawals;

•	change in merchandise liability balance; and

•	pro forma Adjusted EBITDA for acquisitions (calculated pursuant to our credit agreement for the trailing 12-month period ending on the last day of the month immediately preceding such acquisition).

Management also evaluates potential acquisitions and assesses the performance of acquired properties, including for purposes of assessing our compliance with significant financial covenants included in our credit agreement, using net income before the first six bullet points described above with certain additional adjustments permitted under our credit agreement for acquisitions.

There are material limitations to using a measure such as Adjusted EBITDA, including the difficulty associated with using it as a sole measure to compare the results of one company to another and the inability to analyze significant items that directly affect a company’s net income (loss) or operating income. In addition, our calculation of Adjusted EBITDA may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP. Management compensates for these limitations in considering Adjusted EBITDA in conjunction with its analysis of other GAAP financial measures, such as net income (loss) and net cash provided by (used in) operating activities.

The following tables present the calculation of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net cash provided by operating activities, its most directly comparable GAAP financial measure, on a historical basis, for the periods presented.

	Cornerstone Family Services, Inc./ StoneMor Partners L.P. Historical	StoneMor Partners L.P. Historical
	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
				(unaudited)
	(in thousands)
Net income (loss)	$(3,838)	$4,705	$3,040	$3,080	$4,004
Interest expense	9,480	6,457	7,491	5,375	6,441
Income and franchise taxes paid	(280)	2,423	1,800	1,314	841
Depreciation and amortization	4,547	3,510	3,501	2,588	2,896
Cost of land and crypts sold	4,539	5,860	5,287	4,141	4,274
Extraordinary gains and losses and other non-cash items	4,633	—	2,095	—	4,822
Change in deferred cemetery revenues and deferred selling and obtaining costs for post-acquisition sales	14,264	6,928	11,107	8,831	11,153
Accounts receivable and allowance for doubtful accounts	(2,388)	(1,565)	7,215	10,328	(2,135)
Investment in merchandise trusts due to deposits/withdrawals.	3,509	11,663	(1,931)	28	3,605
Merchandise liability	(7,384)	(7,435)	(7,737)	(4,519)	(2,668)

Pro forma Adjusted EBITDA for acquisitions.	—	2,055	2,736	4,161	765
Adjusted EBITDA	$27,082	$34,601	$34,604	$35,327	$33,998

Net cash provided by operating activities	$7,485	$17,589	$18,339	$16,443	$14,777
Interest expense	9,480	6,457	7,491	5,375	6,441
Income and franchise taxes paid	(478)	2,423	1,800	1,314	841
Refinancing expense	311	—	—	—	—
Cost of land and crypts sold	(532)	1,586	682	883	738
Deferred income tax	1,415	—	—	—	—
Other non-cash items	—	—	430	(376)	708
Changes in operating working capital:
Due from merchandise trust due to deposits and withdrawals	5,053	979	1,586	1,448	3,743
Prepaid expenses	237	642	385	583	696
Other current assets	75	54	1,299	1,085	644
Other assets	(450)	274	(862)	57	140
Accounts payable and accrued and other liabilities	440	(1,024)	(2,348)	2,142	2,155
Deferred cemetery revenues and deferred selling and obtaining costs for pre-acquisition sales	4,046	3,566	3,066	2,212	2,350

Pro forma Adjusted EBITDA for acquisitions	—	2,055	2,736	4,161	765
Adjusted EBITDA	$27,082	$34,601	$34,604	$35,327	$33,998

RISK FACTORS

An investment in our common units involves risk. You should carefully read the risk factors set forth below and the risk factors included under the caption “Risk Factors” beginning on page 4 of the accompanying prospectus, as well as the risk factors discussed in our Annual Report on Form 10-K/A for the year ended December 31, 2006 which is incorporated by reference herein.

Risks Related to the Acquisition of the SCI Assets

This offering is contingent upon the simultaneous closing of our acquisition of the SCI Assets, and we may be unable to complete the acquisition of the SCI Assets.

Completion of the acquisition of the SCI Assets is subject to the satisfaction of a number of conditions, including our obtaining financing satisfactory to us in our reasonable discretion, obtaining the regulatory approvals of certain state governmental authorities and customary closing conditions. Accordingly, we may be unable to acquire the SCI Assets when we expect to or at all.

If we are unable to complete the acquisition of the SCI Assets at the scheduled closing of this offering, we will be unable to issue more than 2,119,891 common units in this offering due to restrictions in our partnership agreement, which will not, together with our borrowings, be sufficient to consummate the acquisition. In such event, this offering will not be consummated, the purchases and sales of common units in this offering will be rescinded and your purchase price will be returned to you with no accrued distributions.

Although we have entered into a transition services agreement with the SCI Group pursuant to which the SCI Group will continue to operate, for our benefit, any SCI Properties for which such regulatory approval is not obtained by closing until such approval is obtained, such regulatory approvals may not be obtained, in which event we could never consummate the acquisition of such SCI Properties.

The acquisition of the SCI Assets could expose us to additional unknown and contingent liabilities.

The acquisition of the SCI Assets could expose us to additional unknown and contingent liabilities. We have performed a certain level of due diligence in connection with the acquisition of the SCI Assets and have attempted to verify the representations of the SCI Group, but there may be pending, threatened, contemplated or contingent claims against the SCI Group related to the SCI Assets of which we are unaware. Although the SCI Group has agreed to indemnify us on a limited basis against some of these liabilities, a significant portion of these indemnification obligations will expire two years after the date the acquisition is completed without any claims having been asserted by us and these obligations are subject to limits. Each member of the SCI Group’s indemnification obligations are generally subject to a limit of $68.0 million and the aggregate amount of losses incurred that would be subject to indemnification must be greater than $1.0 million. We may not be able to collect on such indemnification because of disputes with the SCI Group or their inability to pay. Moreover, there is a risk that we could ultimately be liable for unknown obligations relating to the SCI Assets, which could materially adversely affect our operations and financial condition.

If we are unable to integrate the SCI Assets as expected, our future financial performance may be negatively impacted.

We may face difficulties integrating the SCI Assets into our existing business and operations on an efficient and timely basis, particularly given that the acquisition of the SCI Assets is our largest acquisition since our initial public offering and will expand the geographic areas in which we operate. A failure to successfully integrate the SCI Assets with our existing business and operations in a timely manner may have a material adverse effect on our business, financial condition and results of operations. The difficulties of combining the acquired operations include, among other things:

•	navigating the regulatory requirements of jurisdictions in which we do not currently operate;

•	operating in new geographic areas with higher cremation rates;

•	hiring and training additional qualified sales personnel to augment the pre-need sales programs of the properties included in the SCI Assets;

•	restructuring the compensation of the sales personnel retained from the SCI Group as part of the acquisition of the SCI Assets;

•	integrating internal controls, compliance with the Sarbanes-Oxley Act of 2002 and other regulatory compliance and corporate governance matters;

•	coordinating with labor unions representing certain of the operating personnel for the SCI Assets; and

•	integrating personnel from diverse business backgrounds and organizational cultures.

Furthermore, unexpected costs and challenges may arise in the integration of the SCI Assets into our existing business, and we may never fully realize the expected benefits of the acquisition or the realization of the benefits may be delayed.

As a result of the acquisition of the SCI Assets, we will more than double our number of funeral homes which will result in an increase in our income subject to corporate-level income taxes.

Some of our operations, our funeral homes in particular, are conducted through subsidiaries that are organized as C corporations. Accordingly, these corporate subsidiaries are subject to corporate-level tax, which reduces the cash available for distributions to our partnership and, in turn, to you. As a result of the acquisition of the SCI Assets, we will more than double our number of funeral homes which will result in an increase in our income subject to corporate-level income taxes. If the IRS were to successfully assert that these corporations have more tax liability than we anticipate or legislations was enacted that increased the corporate tax rate, the cash available for distribution could be further reduced.

Risks Related to Our Business

We may not have sufficient cash from operations to pay the minimum quarterly distribution after we have paid our expenses, including the expenses of our general partner, funded merchandise and perpetual care trusts and established necessary cash reserves.

The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from operations, which fluctuates from quarter to quarter based on, among other things:

•	the volume of our sales;

•	the prices at which we sell our products and services; and

•	the level of our operating and general administrative costs.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, such as working capital borrowings, capital expenditures and funding requirements for trusts and our ability to withdraw amounts from trusts.

If we do not generate sufficient cash to pay the minimum quarterly distribution on the common units or the subordinated units, the market price of the common units may decline materially. During the first nine months of 2007, we made working capital borrowings of approximately $4.7 million to give us sufficient operating surplus to pay the full minimum quarterly distributions on all of our common units and subordinated units during that period. We expect to make additional working capital borrowings in the future to have sufficient operating surplus to pay the full minimum quarterly distributions on all of our common units and subordinated units in future periods. These working capital borrowings enable us to finance the build up in our accounts receivables and to construct mausoleums and purchase products for our pre-need sales in advance of the time of need which, in turn, allows us to generate available cash for operating surplus over time by accessing the funds held in trust for the products purchased.

Our indebtedness limits cash flow available for our operations and for distribution to our partners.

As of September 30, 2007, we had $115.7 million in debt. Leverage makes us more vulnerable to economic downturns. Because we are obligated to dedicate a portion of our cash flow to service our debt obligations, our cash flow available for operations and for distribution to our partners will be reduced. The amount of indebtedness we have could limit our flexibility in planning for, or reacting to, changes in the markets in which we compete, limit our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes, and require us to dedicate more cash flow to service our debt than we desire. Our ability to satisfy our indebtedness as required by the terms of our debt will be dependent on, among other things, the successful execution of our long-term strategic plan. Subject to limitations in our credit facility and under our senior secured notes, we may incur additional debt in the future, for acquisitions or otherwise, and servicing this debt could further limit our cash flow.

In 2006, a material weakness was identified in our internal controls over financial reporting.

A material weakness or combination of significant deficiencies in our system of internal controls over financial reporting could result in our consolidated financial statements not being prepared in accordance with generally accepted accounting principles.

In 2006, we restated previously issued financial statements and material audit adjustments necessary to present the 2005 and third quarter 2006 financial statements in accordance with generally accepted accounting principles. The restatement related to our failure to recognize revenue at the time pre-need burial vaults were installed. Specifically, revenue should be recognized once vaults are installed, and management did not have controls in place to ensure that such revenue was recognized once the vault had been installed.

Because of this material weakness, we concluded that we did not maintain effective internal control over financial reporting as of December 31, 2006 based on the criteria in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

To remediate the material weakness, we made changes to our automated revenue recognition systems which capture revenue recognition events that were previously excluded. Management believes that such procedures have remediated the material weaknesses associated with the restatements.

Risks Inherent in an Investment in Us

Our general partner generally may not be removed except upon the vote of the holders of at least 66 2/3% of the outstanding units voting together as a single class.

Our general partner generally may not be removed except upon the vote of the holders of at least 66 2/3% of the outstanding units voting together as a single class. On a pro forma basis, after giving effect to this offering, affiliates of our general partner will own approximately 28.5% of all the common and subordinated units, which may make it difficult for our untiholders to remove our general partner without agreement from affiliates of our general partner. Also, if our general partner is removed without cause during the subordination period and units held by the general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. This would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business.

Tax Risks to Common Unitholders

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, members of Congress are considering substantive changes to the existing federal income tax laws that affect certain publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be applied retroactively. Although the currently proposed legislation would not appear to affect our federal income tax treatment as a partnership, we are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read “Material Tax Considerations—Disposition of Common Units—Allocations Between Transferors and Transferees” in the accompanying base prospectus.

You will likely be subject to state and local taxes and filing requirements in jurisdictions where you do not live as a result of an investment in units.

In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if you do not live in any of those jurisdictions. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. Following the acquisition of SCI Assets, we will own assets or conduct business in a majority of states and in Puerto Rico. Most of these various jurisdictions currently impose, or may in the future impose, an income tax on individuals, corporations and other entities. As we make acquisitions or expand our business, we may own assets or do business in additional states that impose a personal income tax. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

Because a unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of the loaned units, the unitholder may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

USE OF PROCEEDS

We estimate that our net proceeds from this offering, assuming an offering price of $20.75 per common unit and including our general partner’s capital contribution of $1.1 million to maintain its 2% general partner interest, will be approximately $51.1 million after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters’ overallotment option is exercised in full, we estimate that the net proceeds to us will be approximately $62.0 million, including our general partner’s capital contribution of $1.3 million.

We intend to use the net proceeds from this offering and our general partner’s capital contribution, together with $17.5 million in proceeds from senior secured notes issued under our note purchase agreement and $5.0 million of borrowings under our acquisition line of credit to:

•	pay the $68.0 million cash purchase price for the SCI Assets; and

•	pay approximately $5.6 million of related acquisition expenses.

If the underwriters exercise their option to purchase additional common units, we will use the additional net proceeds to fund growth capital expenditures, including mausoleum construction, or for general partnership purposes.

The consummation of this offering is contingent upon the simultaneous closing of the acquisition of the SCI Assets. If the acquisition does not occur at the scheduled closing of this offering, this offering will not be consummated, the purchases and sales of common units in this offering will be rescinded and your purchase price will be returned to you with no accrued distributions.

See “Acquisition of the SCI Assets” for more information about our acquisition of the SCI Assets, including a description of the senior secured notes and our acquisition line of credit.

We will not receive any proceeds from the sale of common units by the selling unitholders.

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2007:

•	on an actual basis;

•	on a pro forma basis which reflects;

•	the acquisition of the SCI Assets;

•	the sale by us of 2,650,000 common units at an assumed offering price of $20.75 per common unit;

•	our general partner’s proportionate capital contribution of $1.1 million;

•	the issuance of $17.5 million of senior secured notes under our note purchase agreement;

•	the borrowing of $5.0 million under our acquisition line of credit; and

•	the application of net proceeds in the manner described under “Use of Proceeds.”

You should read this information together with our historical consolidated financial statements and the related notes in our Current Report on Form 8-K filed with the SEC on November 21, 2007 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K/A and our Quarterly Reports on Form 10-Q incorporated by reference herein and our pro forma condensed combined financial statements and the related notes included elsewhere in this prospectus supplement.

	As of September 30, 2007
	Actual	Pro Forma
	(in thousands) (unaudited)
Cash and cash equivalents	$13,228	$13,228

Long-term debt, including current portion:
Senior secured notes	$115,000	$132,500
Other debt	701	5,701

Total long-term debt	115,701	138,201

Partners’ equity:
Common units	66,518	116,481
Subordinated units	23,625	23,625
General partner interest	1,785	2,885

Total equity	91,928	142,991

Total capitalization	$207,629	$281,192

PRICE RANGE OF OUR COMMON UNITS AND DISTRIBUTIONS

As of December 6, 2007, we had 5,855,725 common units outstanding, held by 16 holders of record. Our common units are traded on the NASDAQ Global Market under the symbol “STON.”

As of December 7, 2007, there were 3,179,837 subordinated units outstanding. These subordinated units are not publicly traded and are held by CFSI LLC. Subject to the terms of our partnership agreement, these subordinated units are convertible into our common units.

The following table sets forth, for the periods indicated, the high and low sales prices for our common units based on the daily composite listing of common unit transactions for the NASDAQ Global Market and quarterly declared cash distributions per common unit and subordinated unit. The last reported sales price of our common units on the NASDAQ Global Market on December 7, 2007 was $22.09 per common unit.

	Price Ranges		Cash Distributions Per Common and Subordinated Unit
	High	Low
Year ended December 31, 2007
Fourth Quarter (through December 7, 2007)	$26.46	$19.10	$	n/a
Third Quarter	26.58	21.32		0.5150
Second Quarter	28.00	23.57		0.5150
First Quarter	28.68	22.80		0.5000
Year ended December 31, 2006
Fourth Quarter	$25.90	$20.91		$0.5000
Third Quarter	21.74	19.44		0.4900
Second Quarter	21.00	18.00		0.4800
First Quarter	22.50	20.09		0.4800
Year ended December 31, 2005
Fourth Quarter	$22.23	$19.12		$0.4750
Third Quarter	24.50	22.06		0.4625
Second Quarter	23.65	21.25		0.4625
First Quarter	22.36	20.00		0.4625

ACQUISITION OF THE SCI ASSETS

Overview

On December 4, 2007, certain of our subsidiaries entered into the SCI Purchase Agreement with the SCI Group pursuant to which we will acquire from the SCI Group the SCI Assets, for an aggregate cash purchase price of approximately $68.0 million, subject to various post closing adjustments. The closing of the acquisition is subject to our obtaining financing satisfactory to us in our reasonable discretion, obtaining regulatory approvals of certain state governmental authorities and customary closing conditions. We have entered into a transition services agreement with the SCI Group pursuant to which the SCI Group will continue to operate, for our benefit, any SCI Properties for which regulatory approval to transfer is not obtained by closing until such approval is obtained.

The consummation of this offering is contingent upon the simultaneous closing of the acquisition of the SCI Assets. If the acquisition does not occur at the scheduled closing of this offering, this offering will not be consummated, the purchases and sales of common units in this offering will be rescinded and your purchase price will be returned to you with no accrued distributions.

We believe that the acquisition of the SCI Assets will provide several key strategic benefits. The acquisition of the SCI Assets provides for an expansion of our national operating platform, as 13 of the cemeteries and 16 of the funeral homes to be acquired or managed are in states where we do not currently operate, namely Arkansas, California, Florida, Hawaii, Iowa and South Carolina, as well as Puerto Rico. The remaining 32 cemeteries and 14 funeral homes are located in states where we currently operate and are expected to help strengthen our current market position and to benefit from our existing operational management structure.

You should carefully review the audited financial statements of the SCI Assets included in our Current Report on Form 8-K which we filed on December 7, 2007 which is incorporated by reference into this prospectus supplement. For information regarding the pro forma effect on our financial statements of the acquisition of the SCI Assets and related financing transactions, please see our pro forma condensed combined pro forma financial statements included elsewhere in this prospectus supplement. For more information regarding risks related to the acquisition, please read “Risk Factors—Risks Related to the Acquisition of the SCI Assets.”

Funding

We intend to finance the acquisition of the SCI Assets with the net proceeds of this offering, our general partner’s capital contribution of $1.1 million to maintain its 2% general partner interest, $17.5 million in proceeds from senior secured notes issued under our note purchase agreement and $5.0 million of borrowings under our acquisition line of credit.

Senior Secured Notes

The $17.5 million of senior secured notes (“Shelf Notes”) issued pursuant to our note purchase agreement will bear interest at the rate of 9.27% per annum and mature on                 , 2012.

The Shelf Notes will be guaranteed by us and our general partner and will rank pari passu with all other senior secured debt, including the Series A and Series B senior secured notes of our operating company and its subsidiaries currently outstanding (together with the “Shelf Notes,” the “Notes”) and our acquisition line of credit. Obligations under the Notes will be secured by a first priority lien and security interest covering all of the assets of our operating company and its subsidiaries, other than specified receivable rights, and a second priority lien and security interest covering those specified receivable rights of our operating company and its subsidiaries. These assets will secure the Notes and our acquisition line of credit. The priority of the liens and security interests securing the Notes will be pari passu with the liens and security interests that secure our acquisition line of credit.

Our note purchase agreement contains customary affirmative and negative covenants, which include, among other matters, covenants restricting the incurrence of indebtedness, the making of investments and acquisitions, the issuance of certain types of equity securities, the making of dispositions and the making of certain fundamental changes in equity structure. The agreement governing the Shelf Notes also contains restrictive covenants that, among other things, prohibit distributions upon defined events of default, restrict investments and sales of assets and require us to maintain certain financial covenants, including specified financial ratios.

For more information about the Notes, please see “Management’s Discussion and Analysis of Financial Condition and Results and Operations—Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 which is incorporated by reference into this prospectus supplement.

Acquisition Line of Credit

Our credit agreement provides for an acquisition line of credit, with a maximum principal amount of $40.0 million (with an option to increase such facility by an additional $15.0 million on an uncommitted basis) and a term of 5 years. Loans outstanding under the acquisition line of credit bear interest at a per annum rate based upon the base rate or the eurodollar rate, as selected by our operating company and its subsidiaries, plus an applicable margin ranging from 0% to 0.75% for base rate loans and 2.25% to 3.25% for eurodollar rate loans, depending on the ratio of consolidated funded debt to our Adjusted EBITDA. The base rate is a fluctuating rate per annum equal to the higher of (a) the federal funds rate plus 0.5% and (b) the “prime rate” as set by Bank of America, N.A. The eurodollar rate equals the British Bankers Association LIBOR rate.

Borrowings under our credit agreement rank pari passu with all other senior secured debt of our operating company and its subsidiaries, including the Notes. Our operating company and certain of its subsidiaries are the borrowers under the credit agreement, and their obligations under the credit agreement are guaranteed by us and our general partner.

Obligations under the acquisition line of credit are secured by a first priority lien and security interest in substantially all assets, whether then owned or thereafter acquired, other than specified receivable rights, excluding trust accounts and certain proceeds required by law to be placed into such trust accounts and funds held in trust accounts, our general partner’s general partner interest in us and our general partner’s incentive distribution rights, and a secondary priority lien and security interest in those specified receivable rights. These assets secure both the acquisition line of credit and the Notes. The priority of the liens and security interests securing the acquisition line of credit is pari passu with the liens and security interests securing the Notes.

Our credit agreement contains customary affirmative and negative covenants, which include, among other matters, covenants restricting the incurrence of indebtedness, the making of investments and acquisitions, the issuance of certain types of equity securities, the making of dispositions and the making of certain fundamental changes in equity structure. The agreement governing the acquisition line of credit also contains restrictive covenants that, among other things, prohibit distributions upon defined events of default, restrict investments and sales of assets and require us to maintain certain financial covenants, including specified financial ratios.

For more information about our credit agreement, please see “Management’s Discussion and Analysis of Financial Condition and Results and Operations—Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 which is incorporated by reference into this prospectus supplement.

The SCI Assets

The following table summarizes the locations and total acreage of the cemeteries and funeral homes included in the SCI Properties:

	Cemeteries(1)	Funeral Homes	Total Acres
California	7	10	296
Ohio(2)	7	1	409
Illinois	5	2	229
Tennessee	3	4	173
Indiana	5	—	391
Oregon	2	3	137
Alabama	2	2	78
North Carolina	3	—	115
Missouri	2	1	98
South Carolina	2	2	120
Puerto Rico	2	1	64
Washington	2	—	45
Arkansas	—	2	—
Hawaii	1	—	6
Iowa	1	—	89
Kentucky	1	—	43
Florida	—	1	—
West Virginia	—	1	—

Total	45	30	2,293

(1)	Excludes a pet cemetery included in the SCI Properties.
(2)	These seven cemeteries are operated pursuant to long-term management contracts.

In 2006, the cemeteries proposed to be acquired or managed performed approximately 8,300 burials and the funeral homes performed approximately 3,700 funerals. Additionally, in 2006, the properties proposed to be acquired or managed had over 600 undeveloped acres, over 200,000 unsold cemetery spaces in the developed sections, over 3,000 unsold lawn crypts, over 7,000 constructed unsold mausoleum crypts, and over 5,000 constructed unsold cremation niches.

In conjunction with the acquisition, we will receive control of cemetery merchandise and service trusts of approximately $68.0 million and perpetual care trusts of approximately $50.4 million, each as of September 30, 2007, related to the SCI Properties.

Currently, the SCI Group has approximately 440 employees associated with the operation of the SCI Properties, the majority of whom will become our employees. Approximately 22 of these employees are represented under collective bargaining agreements.

BUSINESS

Our Partnership

We were formed as a Delaware limited partnership in April 2004 to own and operate the assets and businesses previously owned and operated by Cornerstone Family Services, Inc., or Cornerstone, which was converted into CFSI LLC, a limited liability company, prior to our initial public offering of common units representing limited partner interests on September 20, 2004. Cornerstone was founded in 1999 by members of our management team and a private equity investment firm, which we refer to as McCown De Leeuw, in order to acquire a group of 123 cemetery properties and 4 funeral homes.

We are the second largest owner and operator of cemeteries in the United States. As of September 30, 2007, we operated 178 cemeteries in 21 states. We own 172 of these cemeteries, and we operate the remaining six under long-term management agreements with the cemetery associations that own the cemeteries. The cemetery products and services that we sell are:

Interment Rights	Merchandise	Services
• burial lots • lawn crypts • mausoleum crypts • cremation niches • perpetual care rights	• burial vaults • caskets • grave markers and grave marker bases • memorials	• installation of burial vaults • installation of caskets • installation of other cemetery merchandise

We sell these products and services both at the time of death, which we refer to as at-need, and prior to the time of death, which we refer to as pre-need. We market our products and services through an experienced marketing staff of approximately 484 commissioned sales representatives. Whenever possible, we sell burial lots with pre-installed vaults. Our sales of real property, including burial lots (with and without installed vaults), lawn and mausoleum crypts and cremation niches, generate qualifying income sufficient for us to be treated as a partnership for federal income tax purposes. In 2006, we performed more than 26,000 burials and sold more than 16,570 interment rights (net of cancellations). Based on our sales of interment spaces in 2006, our cemeteries have a weighted average sales life of 236 years. In the first nine months of 2007, we performed 21,740 burials and sold 16,538 interment rights (net of cancellations).

Our cemetery properties are located in Pennsylvania, West Virginia, Virginia, North Carolina, Maryland, New Jersey, Tennessee, Ohio, Rhode Island, Alabama, Delaware, Illinois, Kentucky, Oregon, Washington, Kansas, Michigan, Colorado, Missouri, Georgia and Indiana. In 2006 and in the nine months ended September 30, 2007, our cemetery operations accounted for approximately 94.7% and 92.7%, respectively, of our revenues.

We also own and operate 27 funeral homes in Alabama, Maryland, Ohio, Pennsylvania, West Virginia, Oregon, Kansas, Washington and Virginia. Fifteen of our 27 funeral homes are located on the grounds of cemeteries that we own. In 2006, more than 1,330 funerals were performed at our funeral homes, and our funeral home revenues accounted for approximately 5.3% of our revenues. In the first nine months of 2007, 1,811 funerals were performed at our funeral homes, and our funeral home revenues accounted for approximately 7.3% of our revenues.

Operations

Cemetery Operations

Our cemetery operations include sales of cemetery interment rights, merchandise and services and the performance of cemetery maintenance and other services. An interment right entitles a customer to burial space in one of our cemeteries and the perpetual care of that burial space. Burial spaces, or lots, are parcels of property that hold interred human remains. Our cemeteries require a burial vault be placed in each burial lot. A burial vault is a rectangular container, usually made of concrete but also made of steel or plastic, which sits in the burial lot and in which the casket is placed. The top of the burial vault is buried approximately 18 to 24 inches below the surface of the ground, and the casket is placed inside the vault. Burial vaults prevent ground settling that otherwise occurs when a casket placed directly in the ground begins to decay creating uneven ground surface. Ground settling typically results in higher maintenance costs and increased potential liability for slip-and-fall accidents on the property. Lawn crypts are a series of closely spaced burial lots with preinstalled vaults and other improvements, such as landscaping, sprinkler systems and drainage. A mausoleum crypt is an above-ground structure that may be designed for a particular customer, which we refer to as a private mausoleum; or it may be a larger building that serves multiple customers, which we refer to as a community mausoleum. Cremation niches are spaces in which the ashes remaining after cremation, sometimes referred to as cremains, are stored. Cremation niches are often part of community mausoleums, although we sell a variety of cremation niches to accommodate our customers’ preferences.

Grave markers, monuments and memorials are above-ground products that serve as memorials by showing who is remembered, the dates of birth and death and other pertinent information. These markers, monuments and memorials include simple plates, such as those used in a community mausoleum or cremation niche, flush-to-the-ground granite or bronze markers, headstones or large stone obelisks.

One of the principal services we provide at our cemeteries is an “opening and closing,” which is the digging and refilling of burial spaces to install the vault and place the casket into the vault. With pre-need sales, there are usually two openings and closings. During the initial opening and closing, we install the burial vault in the burial space. We usually perform this service shortly after the customer signs a pre-need contract. Advance installation allows us to withdraw the related funds from our merchandise trusts, making the amount in excess of our cost to purchase and install the vault available to us for other uses, and eliminates future merchandise trusting requirements for the burial vault and its installation. During the final opening and closing, we remove the dirt above the vault, open the lid of the vault, place the casket into the vault, close the vault lid and replace the ground cover. With at-need sales, we typically perform the initial opening and closing to install the vault at the time we perform the final opening and closing. Our other services include the installation of other cemetery merchandise and the perpetual care related to interment rights.

The cost of a traditional interment at one of our cemeteries, together with all related services and merchandise, ranges from approximately $1,600 to approximately $6,000 and averages approximately $2,800.

Managed Cemeteries

We operate six cemeteries in New Jersey and Ohio under management agreements with the six cemetery associations that own the cemetery properties. These cemetery associations are organized as nonprofit corporations either because state law requires cemetery properties to be owned by nonprofit entities, such as New Jersey, or because they were originally established as nonprofit entities. We have voting control of four of these cemetery associations as a result of owning all of their outstanding stock, certificates of indebtedness or membership certificates. Two cemetery associations are owned by their lot holders or have no voting members. Because nonprofit entities in most states are restricted in their ability to distribute income, these six cemetery associations have entered into management agreements with us. The management agreements under which we operate these six cemeteries generally have terms ranging from 3 to 10 years and provide us with management fees that approximate what we would earn if we owned those cemeteries and held them in for-profit entities. In some of the states where we operate cemeteries under management agreements, we are entitled to significant termination fees if the agreements are terminated without our consent.

Funeral Home Operations

We own and operate 27 funeral homes, 15 of which are located on cemetery properties that we own, in Alabama, Maryland, Ohio, Pennsylvania and Virginia. Since our initial public offering in September 2004, we have built two funeral homes and purchased 20. Our funeral homes offer a range of services to meet a family’s funeral needs, including family consultation, the removal and preparation of remains, provision of caskets and related funeral merchandise, the use of funeral home facilities for visitation, worship and funeral services and transportation services. The cost of using the services of one of our funeral homes, including the purchase of a casket, ranges from approximately $2,745 to approximately $6,100 and averages approximately $3,100. Funeral home operations primarily generate revenues from at-need sales, for which there is a smaller potential customer base than pre-need sales, and have low barriers to entry by competitors. By focusing primarily on cemeteries and deriving significant revenues from pre-need sales, we minimize our exposure to these types of challenges. We purchase certain of our caskets from Thacker Caskets, Inc. under a supply agreement that expires on December 31, 2015. This agreement entitles us to specified discounts on the price of caskets but requires that we purchase all of our caskets from Thacker Caskets, Inc. to the extent Thacker Caskets, Inc. is able to offer their services in the areas we operate. We do not have minimum purchase requirements under our supply agreements.

Cremation Products and Services

We operate three crematories on three of our cemeteries, but our primary cremation operations are sales of receptacles for cremains, such as urns, and the inurnment of cremains in niches or scattering gardens. While cremation products and services usually cost less than traditional burial products and services, they yield higher margins on a percentage basis and take up less space than burials. We sell cremation products and services on both a pre-need and at-need basis.

Sales Contracts

Pre-need products and services are typically sold on an installment basis. At-need products and services are generally required to be paid for in full in cash by the customer at the time of sale. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Cemetery Operations—Pre-need Sales” and “—At-need Sales” in our Annual Report on Form 10-K/A for the year ended December 31, 2006, which is incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Trusts

Sales of cemetery products and services are subject to a variety of state regulations. In accordance with these regulations, we are required to establish and fund two types of trusts, merchandise trusts and perpetual care trusts, to ensure that we can meet our future obligations. Our funding obligations are generally equal to a percentage of sales proceeds of the products and services we sell. For a detailed discussion of these trusts, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Cemetery Operations—Trusting” in our Annual Report on Form 10-K/A for the year ended December 31, 2006, which is incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Sales Personnel, Training and Marketing

As of September 30, 2007, we employed approximately 484 commissioned salespeople and 84 sales support and telemarketing employees. We have seven regional sales managers covering our cemeteries, who report to our Vice President of Sales. Individual salespersons are typically located at the cemeteries they serve and report directly to the cemetery manager. We have made a strong commitment to the ongoing education and training of our sales force and to salesperson retention in order to ensure that our customers receive the highest quality customer service. Our training program includes classroom training at our headquarters, field training, continuously updated training materials that utilize media, such as the Internet, for interactive training and participation in industry seminars. We place special emphasis on training property sales managers, who are key elements to a successful pre-need sales program.

We reward our salespeople with incentives for generating new customers. Sales force performance is evaluated by sales budgets, sales mix and closing ratios, which are equal to the number of contracts written divided by the number of presentations that are made. Substantially all of our sales force is compensated based solely on performance. Commissions are augmented with various bonus and incentive packages to ensure a high quality, motivated sales force. We pay commissions to our sales personnel based on a percentage of the price of the products and services, which varies from 8% to 24%, of the total contract price for pre-need sales and is generally equal to 5% of the total contract price for at-need sales. In addition, cemetery managers receive an override commission generally equal to 4% to 6% of the gross sales price of the contracts entered into by the salespeople assigned to the cemeteries they manage.

We generate sales leads through focused telemarketing, direct mail, television advertising, funeral follow-up and sales force cold calling, with the assistance of database mining and other marketing resources. We also generate sales by contracting existing customers who purchased some but not all of our products. We have created a marketing department to allow us to use more sophisticated marketing techniques to more effectively focus our telemarketing and direct sales efforts. Sales leads are referred to the sales force to schedule an appointment, most often at the customer’s home. Please see “—Regulation—Do Not Call Implementation Act.”

Properties

Cemeteries and Funeral Homes

The following table summarizes the distribution of our cemetery and funeral home properties by state as of September 30, 2007 and their weighted average estimated remaining sales life in years based on number of interment spaces sold during 2006:

	Cemeteries (1)	Funeral Homes	Total Net Acres	Weighted Average Estimated Remaining Sales Life	Number of Interment Spaces Sold in 2006
Pennsylvania	51	8	2,479	516	2,805
West Virginia	32	2	1,404	347	2,083
Virginia	29	2	773	130	3,176
North Carolina	11	—	238	152	1,864
Maryland	10	1	716	158	1,593
Georgia	7	—	135	111	1,154
Alabama	7	4	249	172	1,468
New Jersey	6	—	341	41	2,070
Oregon	5	6	135	322	504
Michigan	3	—	87	684	152
Colorado	2	—	12	392	36
Illinois	2	—	29	884	40
Kansas	2	1	35	274	152
Tennessee	2	—	127	271	247
Ohio	2	1	368	503	477
Rhode Island	2	—	70	725	36
Kentucky	1	—	20	142	172
Missouri	1	—	37	137	324
Washington	1	2	0	13	16
Indiana	1	—	44	255	204
Delaware	1	—	12	226	21

Total	178	27	7,311	236	18,594

(1)	Includes five cemeteries in New Jersey and one cemetery in Ohio operated under long-term management agreements.

We calculated estimated remaining sales life for each of our cemeteries by dividing the number of unsold interment spaces by the number of interment spaces sold at that cemetery in the most recent year. For purposes of estimating remaining sales life, we defined unsold interment spaces as unsold burial lots and unsold spaces in existing mausoleum crypts as of December 31, 2006. We defined interment spaces sold in 2006 as:

•	the number of burial lots sold, net of cancellations;

•	the number of spaces sold in existing mausoleum crypts, net of cancellations; and

•	the number of spaces sold in mausoleum crypts that we have not yet built, net of cancellations.

For purposes of the table above, we count the sale of a double-depth burial lot as the sale of one interment space even though a double-depth burial lot includes two interment rights. We count an unsold double-depth burial lot as one unsold interment space. Because our sales of cremation niches were immaterial, we did not include cremation niches in the calculation of estimated remaining sales life. When calculating estimated remaining sales life, we did not take into account any future cemetery expansion. In addition, sales of an unusually high or low number of interment spaces in a particular year affect our calculation of estimated remaining sales life. Future sales may differ from previous years’ sales, and actual remaining sales life may differ from our estimates. We calculated weighted average remaining sales life by aggregating unsold interment spaces and interment spaces sold on a state-by-state or company-wide basis. Based on the number of interment spaces sold in 2006, we estimate that our cemeteries have an aggregate weighted average remaining sales life of 236 years.

The following table shows the cemetery properties that we owned or operated as of September 30, 2007, grouped by estimated remaining sales life:

	0-25 Years	26-49 Years	50-100 Years	101-150 Years	151-200 Years	Over 200 Years
Pennsylvania	2	1	5	3	1	39
West Virginia	4	1	3	4	3	17
Virginia	2	3	7	5	—	12
Maryland	—	2	2	2	—	4
North Carolina	—	1	—	3	3	4
Georgia	1	—	2	1	1	2
Alabama	—	—	1	3	1	2
New Jersey	1	2	3	—	—	—
Oregon	—	—	—	1	1	3
Michigan	—	—	—	—	—	3
Colorado	—	—	—	—	—	2
Illinois	—	—	—	—	—	2
Kansas	—	—	—	—	1	1
Tennessee	—	—	—	—	—	2
Ohio	—	—	—	—	—	2
Rhode Island	—	—	—	—	—	2
Kentucky	—	—	—	1	—	—
Missouri	—	—	—	1	—	—
Washington	1	—	—	—	—	—
Indiana	—	—	—	—	—	1
Delaware	—	—	—	—	—	1

Total	11	10	23	24	11	99

We believe that we have either satisfactory title to or valid rights to use all of our cemetery properties. The seven cemetery properties that we operate under long-term management agreements are held by cemetery associations that are owned by the cemetery lot holders or have no legal owners. We believe that the cemetery associations have either satisfactory title to or valid rights to use these seven cemetery properties and that we have valid rights to use these properties under the management agreements. Although title to the cemetery properties is subject to encumbrances such as liens for taxes, encumbrances securing payment obligations, easements, restrictions and immaterial encumbrances, we do not believe that any of these burdens should materially detract from the value of these properties or from our interest in these properties, nor should these burdens materially interfere with the use of our cemetery properties in the operation of our business as described above. Many of our cemetery properties are located in zoned regions, and we believe that cemetery use is permitted for those cemeteries either (1) as expressly permitted under applicable zoning ordinances; (2) through a special exception to applicable zoning designations; or (3) as an existing non-conforming use.

Other

Our corporate headquarters occupy approximately 22,500 square feet of leased office space in Bristol, Pennsylvania, a suburb of Philadelphia. The lease has a term expiring in 2014, and we consider the space to be adequate for our present and anticipated future requirements. We are also tenants under various leases covering office spaces other than our corporate headquarters.

In addition, we own a 13,500-square-foot plant in Butler County, Pennsylvania, where we manufacture burial vaults used in our cemetery operations, and we own a 4,800-square-foot building in Marion, Virginia.

Acquisitions

On December 4, 2007, certain of our subsidiaries entered into the SCI Purchase Agreement, with the SCI Group, pursuant to which we will acquire the SCI Assets, for an aggregate cash purchase price of approximately $68.0 million. For more information on the acquisition of the SCI Assets, please see “Acquisition of the SCI Assets.”

On September 30, 2006, we completed the acquisition of 21 cemeteries and 14 funeral homes from Service Corporation International (NYSE: SCI) for $11.8 million. We paid $5.9 million in cash and 275,046 in common units, representing the additional $5.9 million. In addition, we assumed the merchandise and service liabilities associated with certain pre-arranged bonded contracts related to the properties.

The properties that we acquired in 2006 are located in Alabama (5 cemeteries and 3 funeral homes), Oregon (5 cemeteries and 6 funeral homes), Michigan (3 cemeteries), Kansas (2 cemeteries and 1 funeral home), Colorado (2 cemeteries), Washington (1 cemetery and 2 funeral homes), West Virginia (2 funeral homes), Kentucky (1 cemetery), Illinois (1 cemetery) and Missouri (1 cemetery). In 2005, the 21 cemeteries and 14 funeral homes performed approximately 4,300 interments and 2,000 calls, respectively. In 2005, these locations produced cemetery revenues of approximately $10.7 million and funeral home revenues of approximately $6.1 million.

We acquired two additional cemeteries, one in Illinois and one in Georgia, during the fourth quarter of 2006 for an aggregate purchase price of approximately $1.3 million in cash and we acquired two additional cemeteries, one in Indiana and one in North Carolina, during the third quarter of 2007 for an aggregate purchase price of $2.5 million in cash.

Competition

Our cemeteries and funeral homes generally serve customers that live within a 10- to 15-mile radius of a property’s location. Within this localized area, we face competition from other cemeteries and funeral homes located in the area. Most of these cemeteries and funeral homes are independently owned and operated, and most of these owners and operators are smaller than we are and have fewer resources than we do. We face competition from the three publicly held death care companies that have U.S. operations—Service Corporation International, Stewart Enterprises, Inc. and Carriage Services, Inc.—to the extent they operate cemeteries in the geographic areas where we operate.

Within a localized area of competition, we compete primarily for at-need sales because many of the independently owned, local competitors either do not have pre-need sales programs or have pre-need programs that are not as developed as ours. Most of these competitors do not have as many of the resources that are available to us to launch and grow a substantial pre-need sales program. The number of customers that cemeteries and funeral homes are able to attract is largely a function of reputation and heritage, although competitive pricing, professional service and attractive, well maintained and conveniently located facilities are also important factors. The sale of cemetery and funeral home products and services on a pre-need basis has increasingly been used by many companies as an important marketing tool. Due to the importance of reputation and heritage, increases in customer base are usually gained over a long period of time.

Competitors within a localized area have an advantage over us if a potential customer’s family members are already buried in the competitor’s cemetery. If any of the three publicly held death care companies operated, or in the future were to operate, cemeteries within close proximity of our cemeteries, they may have a competitive advantage over us because they have greater financial resources available to them because of their size and access to the capital markets.

We believe that we currently face limited competition for cemetery acquisitions. The three publicly held death care companies identified above have historically been the industry’s primary consolidators but have largely curtailed cemetery acquisition activity since 1999. Furthermore, these companies continue to generate a majority of their revenues from funeral home operations. Based on the relative levels of cemetery operations and funeral home operations of the three publicly traded death care companies, which are disclosed in their SEC filings, we are the only public death care company that earns a substantial majority of its revenue from cemetery operations.

Regulation

General

Our operations are subject to regulation, supervision and licensing under federal, state and local laws which impacts the goods and services that we may sell and the manner in which we may furnish goods and services.

Cooling-Off Legislation

Each of the states where our current cemetery properties are located has “cooling-off” legislation with respect to pre-need sales of cemetery and funeral home products and services. This legislation requires us to refund proceeds from pre-need sales contracts if canceled by the customer for any reason within three to thirty days, from the date of the contract, depending on the state.

Trusting

Sales of cemetery interment rights and pre-need sales of cemetery and funeral home merchandise and services are subject to trusting requirements imposed by state laws in all of the states where we operate. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Cemetery Operations—Trusting” in our Annual Report on Form 10-K/A for the year ended December 31, 2006, which is incorporated by reference into this prospectus supplement and the accompanying base prospectus

Truth in Lending Act and Regulation Z

Our pre-need installment contracts are subject to the federal Truth-in-Lending Act, or TILA, and the regulations thereunder, which are referred to as Regulation Z. TILA and Regulation Z promote the informed use of consumer credit by requiring us to disclose, among other things, the annual percentage rate, finance charges and amount financed when extending credit to customers.

Do Not Call Implementation Act

We are subject to the two federal laws that address telemarketing activities – the Federal Trade Commission’s, or FTC’s, Telemarketing Sales Rule, promulgated pursuant to the Telemarketing and Consumer Fraud and Abuse Prevention Act, and the Federal Communications Commission’s, or FCC’s, Telephone

Solicitations Rule, promulgated pursuant to the Telephone Consumer Protection Act. The two federal laws provide consumers with a private right of action for telemarketing violations. Both the FTC and FCC govern the National Do Not Call registry, which provides that no telemarketing calls may be made to any consumer who has registered their telephone number with the registry, unless an exception applies. Primarily as a result of implementation of the National Do Not Call registry, our pre-need sales generated from telemarketing leads has decreased from 24% (1999) to 11% (2006).

We are also subject to similar telemarketing consumer protection laws in the states of Alabama, Arkansas, California, Colorado, Delaware, Georgia, Hawaii, Illinois, Indiana, Kansas, Kentucky, Maryland, Michigan, Missouri, New Jersey, North Carolina, Ohio, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Virginia, Washington, West Virginia and Puerto Rico.

Occupational Safety and Health

We are subject to the requirements of the federal Occupational Safety and Health Act, or OSHA, and comparable state statutes. The OSHA hazard communication standard, the Environmental Protection Agency community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and similar state statutes require us to organize information about hazardous materials used or produced in our operations. We may be subject to Tier 1 or Tier 2 Emergency and Hazardous Chemical Inventory reporting requirements depending on the amounts of hazardous materials kept onsite. Some of this information must be provided to employees, state and local governmental authorities and local citizens. We are also subject to the federal Americans with Disabilities Act and similar laws which, among other things, may require that we modify our facilities to comply with minimum accessibility requirements for disabled persons.

Federal Trade Commission

Our funeral home operations are comprehensively regulated by the Federal Trade Commission under Section 5 of the Federal Trade Commission Act and a trade regulation rule for the funeral industry promulgated thereunder referred to as the “Funeral Rule.” The Funeral Rule requires funeral service providers to disclose the prices for their goods and services as soon as the subject of price arises in a discussion with a potential customer (this entails presenting an itemized price list, referred to as the General Price List, if the consultation is in person, and readily answering all price-related questions posed over the telephone), and to offer their goods and services on an unbundled basis. Through these regulations, the Federal Trade Commission sought to give consumers the ability to compare prices among funeral service providers and to avoid buying packages containing goods or services that they did not want. The unbundling of goods from services has also opened the way for third-party, discount casket sellers to enter the market, although they currently do not possess substantial market share.

Future Enactments and Regulation

Federal and state legislatures and regulatory agencies frequently propose new laws, rules and regulations and new interpretations of existing laws, rules and regulations which, if enacted or adopted, could have a material adverse effect on our operations and on the death care industry in general. A significant portion of our operations are located in Pennsylvania, Virginia, Maryland, North Carolina and West Virginia and any material adverse change in the regulatory requirements of those states applicable to our operations could have a material adverse effect on our results of operations. We cannot predict the outcome of any proposed legislation or regulations or the effect that any such legislation or regulations, if enacted or adopted, might have on us.

Environmental Regulations and Liabilities

Our operations are subject to federal, state and local regulations in three principal areas: (1) crematories for emissions to air that may trigger requirements under the Clean Air Act, (2) funeral homes for the handling of hazardous materials and medical wastes and (3) cemeteries and funeral homes for the management of solid waste, underground and above-ground storage tanks and discharges to septic systems.

Clean Air Act

The Federal Clean Air Act and similar state and local laws, which regulate emissions into the air, can affect crematory operations through permitting and emissions control requirements. Our cremation operations are subject to Clean Air Act regulations under federal and state law and may be subject to enforcement actions if these operations do not conform to the requirements of these laws.

Emergency Planning and Community Right-to-Know Act

Federal, state and local regulations apply to the use of hazardous materials at our funeral homes. Depending on the types and quantities of materials we handle at any particular location, we may be required to maintain and submit to authorities inventories of these materials present at that location in compliance with the Emergency Planning and Community Right-to-Know Act, or EPCRA.

Comprehensive Response, Compensation, and Liability Act

The Comprehensive Response, Compensation, and Liability Act, or CERCLA and similar state laws affect our cemetery and funeral home operations by, among other things, imposing cleanup liabilities for threatened or actual releases of hazardous substances that may endanger public health or welfare or the environment. Under CERCLA and similar state laws, joint and several liability may be imposed on waste generators, site owners and operators, and others regardless of fault or the legality of the original disposal activity. Our operations include the use of some materials that may meet the definition of “hazardous substances” under CERCLA and thus may give rise to liability if released to the environment through a spill or discharge. Should we acquire new properties with pre-existing conditions triggering CERCLA or similar state liability, we may become liable for responding to those conditions. We may become involved in proceedings, litigation or investigations at one or more sites where releases of hazardous substances have occurred, and we cannot assure you that the associated costs and potential liabilities would not be material.

Underground and Aboveground Storage Tank Laws and Solid Waste Laws

Federal and state laws regulate the installation, removal, operations and closure of underground storage tanks, or USTs and above-ground storage tanks ASTs, which are located at some of our facilities as well as the management of solid waste. Most of these USTs and ASTs contain petroleum for heating our buildings or are used for vehicle maintenance, or general operations. Depending upon the age and integrity of the USTs and ASTs, they may require upgrades, removal and/or closure, and remediation may be required if there has been a discharge or release of petroleum into the environment. All of the aforementioned activities may require us to incur costs to ensure continued compliance with environmental requirements. Should we acquire properties with existing USTs and ASTs that are not in compliance with environmental requirements, we may become liable for responding to releases to the environment or for costs associated with upgrades, removal and/or closure costs, and we can not assure you that the costs or liabilities will not be material in that event. Solid wastes have been disposed of at some of our cemeteries, both lawfully and unlawfully. Prior to acquiring a cemetery, an environmental investigation is usually conducted to determine, among other conditions, if a solid waste disposal area or landfill exists on the parcel which requires removal, cleaning or management. Depending upon the existence of any such solid waste disposal areas, we may be required by the applicable regulatory authority to remove the waste or to conduct remediation and we cannot assure you that the costs or liabilities will not be material in that event. These environmental investigations also identify the presence and location of lead-based paint and asbestos-containing materials so that any onsite buildings can be properly maintained to avoid any compliance and/or liability issues.

Employees

As of November 8, 2007 our general partner and its affiliates employed approximately 1,598 full-time and approximately 43 part-time employees. A total of ten full time employees at one of our cemeteries located in New Jersey are represented by a union and are subject to collective bargaining agreements that expire in December 2009 and June 2011. An additional 55 employees at 16 of our cemeteries located in Pennsylvania are represented by four different unions and are subject to collective bargaining agreements that expire between December 2007 and June 2011. We expect that the two collective bargaining agreements expiring in December 2007 will be renewed. We believe that the relationship of our general partner and its affiliates with their employees is good.

MATERIAL TAX CONSIDERATIONS

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of common units, please read “Material Tax Considerations” in the accompanying base prospectus. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

Ownership of common units by tax-exempt entities, including employee benefit plans and individual retirement accounts (IRAs), and foreign investors raises issues unique to such persons. Please read “Material Tax Considerations—Tax-Exempt Organizations and Other Investors” in the accompanying base prospectus.

Partnership Status

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay additional state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. Members of Congress are considering substantive changes to the existing federal income tax laws that affect certain publicly traded partnerships. For example, federal income tax legislation has been proposed that would eliminate partnership tax treatment for certain publicly traded partnerships. Although the currently proposed legislation would not appear to affect our tax treatment as a partnership, we are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units. In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the implementation of state income, franchise or other forms of taxation. If any state were to impose an additional tax upon us as an entity, our cash available for distribution would be reduced.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of common units in this offering who holds those common units from the date of closing of this offering through December 31, 2009, will be allocated an amount of federal taxable income for that period that will be less than 85% of the cash distributed with respect to that period. A portion of the income that will be allocated to you is expected to be qualified dividend income, which for individuals is currently subject to a significantly lower maximum federal income tax rate (currently 15%) than ordinary income (currently taxable at a maximum rate of 35%). If you are an individual taxable at the maximum rate of 35% on ordinary income, the effect of this lower qualified dividend rate is to produce an after-tax return to you that is the same as if the amount of federal taxable income allocated to you for that period were less than 75% of the cash distributed to you for that period. Thereafter, the ratio of allocable taxable income to cash distributions to the unitholders may increase, in part as a result of the scheduled elimination of the 15% tax rate for qualified dividend income (which is scheduled to increase to 35% in 2011). These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we intend to adopt and with which the IRS could disagree. Accordingly, these estimates may not prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units.

SELLING UNITHOLDERS

In addition to common units offered by us, this prospectus supplement covers the offering by the selling unitholders named in the table below of 984,691 common units.

The following table sets forth the names of the selling unitholders, the nature of any position, office or other material relationship which the selling unitholders have had within the past three years with us or with any of our predecessors or affiliates, the amount of our common units beneficially owned by the selling unitholders prior to the offering, the amount being offered for the selling unitholders’ account, the amount to be owned by the selling unitholders after completion of the offering (assuming the sale of all common units owned by the selling unitholders being offered by this prospectus supplement) and the percentage of common units owned by the selling unitholders after completion of the offering (assuming the sale of all common units owned by the selling unitholders being offered by this prospectus supplement).

The table below sets forth information relating to the selling unitholders’ beneficial ownership of our common units as of December 7, 2007. We prepared the table based on information supplied to us by the selling unitholders. We have not sought to verify such information. Additionally, the selling unitholders may have sold or transferred some or all of their common units in exempt or non-exempt transactions since such date. Other information about the selling unitholders may also change over time. As used herein, “selling unitholders” includes any donee or pledgee selling units received from the named selling unitholders after the date of this prospectus supplement.

Name of Selling Unitholder	Number of Common Units Owned Prior to the Offering	Amount of Common Units Being Offered	Amount of Common Units to be Owned upon Completion of the Offering	Percentage of Common Units to be Owned after Completion of the Offering
McCown De Leeuw & Co., IV, L.P.(1)	903,490	903,490	—	—
Wachovia Capital Partners 1999, LLC(2)	20,303	20,303	—	—
McCown De Leeuw & Co. IV Associates, L.P.(1)	18,590	18,590	—	—
Squam Lake Investors III, L.P.(3)	16,374	16,374	—	—
Delta Fund LLC (1)	14,407	14,407	—	—
CFS Equity Investors, LLC(4)	10,151	10,151	—	—
Bain & Company, Inc. (5)	1,376	1,376	—	—

Total	984,691	984,691	—

(1)	George McCown, David De Leeuw and Robert B. Hellman, Jr., are the managing members of MDC Management Company IV, LLC, which is the general partner of McCown De Leeuw and Co. IV, L.P. and McCown De Leeuw and Co. IV Associates, L.P., and collectively exercises investment and voting control over the common units held by McCown De Leeuw and Co. IV, L.P. and McCown De Leeuw and Co. IV Associates, L.P. George McCown, David De Leeuw and Robert B. Hellman, Jr. have investment and voting control over the common units held by Delta Fund, LLC. Pursuant to Rule 13d-4 of the Exchange Act, each of the aforementioned individuals disclaims beneficial ownership of the common units identified in this table as beneficially owned by McCown De Leeuw and Co. IV, L.P., Delta Fund LLC and McCown De Leeuw and Co. IV Associates, L.P. The address for each of these entities is 950 Tower Lane, Suite 800 Foster City, California 94404.

CFSI LLC is controlled by McCown De Leeuw and Co. IV, L.P. and its affiliate funds, McCown De Leeuw and Co. IV Associates, L.P. and Delta Fund LLC (collectively, “McCown De Leeuw”), which together have the right to designate for election a majority of the managers of the board of managers of CFSI LLC under the limited liability company agreement of CFSI LLC. The board of managers of CFSI LLC consists of Lawrence Miller, Williams R. Shane, Robert B. Hellman, Jr., Martin R. Lautman and Fenton R. Talbot.

CFSI LLC holds all of the outstanding Class A units in our general partner, StoneMor GP LLC, which owns our 2% general partner interest, and CFSI LLC directly owns all 3,179,837 of our outstanding subordinated units. The limited liability company agreement of StoneMor GP LLC provides that the directors of our general partner will be elected by a plurality vote of Class A units in our general partner; provided, however, that so long as Mr. Miller serves as the chief executive officer of our general partner, he will also serve as a director of our general partner and, so long as Mr. Shane serves as chief financial officer of our general partner, he will also serve as a director of our general partner. All of the managers of CFSI LLC are also directors of our general partner. Mssrs. Miller and Shane are also officers of our general partner. McCown De Leeuw beneficially owns interests in CFSI LLC through its direct ownership of approximately 10.6% of the Class B units of CFSI LLC and indirectly through its ownership of approximately 90.8% of the membership interests in Cornerstone Family Services LLC (“Cornerstone”), which owns 85% of the Class B units of CFSI LLC. Mr. Hellman, a member of our board of directors since our formation in April 2004, is the chief executive officer and a managing director of McCown De Leeuw & Co., LLC. Jeffrey A. Zawadsky served as a member of our board of directors and as assistant secretary of our general partner from our formation in April 2004 until November 2007. He also worked at McCown De Leeuw & Co., LLC as an investment professional from 2000 to January 2007. Mr. Talbott, a member of our board of directors since our formation in April 2004, worked at McCown De Leeuw & Co., LLC as an investment professional from 2002 to December 2005. Each of Mssrs. Miller and Shane directly owns 1.2% of the Class B units of CFSI LLC, and each of Mssrs. Lautman and Talbott owns less than 1% of the Class B units of CFSI LLC. Each of Mssrs. Miller and Shane owns a 1.6% membership interest in Cornerstone through entities they own, and Mr. Lautman owns a less than 1% membership interest in Cornerstone.

(2)	Wachovia Capital Partners 1999, LLC (“WCP”) is a manager-managed limited liability company, the managing member of which is WCP Management Company 1999 LLC, of which Scott B. Perper is the managing member. Mr. Perper has investment and voting control over common units held by WCP and may, therefore, be deemed to beneficially own such common units. Pursuant to Rule 13d-4 of the Exchange Act, Mr. Perper disclaims beneficial ownership of the common units held by WCP. The address for each of these entities is 301 South College Street, 12th Floor NC0732, Charlotte, North Carolina 28288-0732. WCP owns a 2.2% membership interest in Cornerstone. See footnote (1).

(3)	GPI, Inc., an affiliate of Bain & Company, Inc., is the managing general partner of Squam Lake Investors III, L.P. Investment and voting decisions at GPI, Inc. are made by a five member board of directors, and therefore, no single member of the board has voting or investment authority. The address for each of these entities is 131 Dartmouth Street, Boston, Massachusetts 02116. Squam Lake Investors III, L.P. owns a 1.8% membership interest in Cornerstone. See footnote (1).

(4)	The managing member of CFS Equity Investors, LLC is Merchant Capital Inc., which is a subsidiary of Credit Suisse Private Equity, Inc. (“CSPE”). CSPE is a wholly-owned subsidiary of Credit Suisse (USA), Inc. (“CS USA”). Credit Suisse Holdings (USA), Inc. (“CS Holdings”) owns all of the voting stock of CS USA. Credit Suisse Group, a publicly traded company, owns a majority of the voting stock, and all of the non-voting stock, of CS Holdings. The address of each of the identified entities is 11 Madison Avenue, New York, New York 10010.

(5)	Voting decisions at Bain & Company, Inc. are made by a 12-member board of directors and therefore no single member of the board has voting or investment authority. The address for this entity is 131 Dartmouth Street, Boston, Massachusetts 02116. Bain & Company, Inc. owns a less than 1% membership interest in Cornerstone. See footnote (1).

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of the underwriters named below. Subject to the terms and conditions contained in a purchase agreement, dated the date of this prospectus supplement, among us, the selling unitholders and the underwriters, the underwriters named below have severally agreed to purchase, and we and the selling unitholders have agreed to sell to them, severally, the number of common units indicated below:

Underwriter	Number of Common Units
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Raymond James & Associates, Inc.
Morgan Keegan & Company, Inc.
Oppenheimer & Co. Inc.

Total	3,634,691

The underwriters have agreed to purchase all of the common units sold under the purchase agreement if any of these common units are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We and the selling unitholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwrites may be required to make in respect of those liabilities.

The underwriters are offering the common units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common units, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters’ representative has advised us and the selling unitholders that the underwriters propose initially to offer the common units to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $         per common unit. The underwriters may allow a discount not in excess of $         per common unit to other dealers. After the public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling unitholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option to purchase additional common units from us:

	Per Common Unit	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to StoneMor Partners L.P.	$	$	$
Proceeds, before expenses, to the selling unitholders	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $2.0 million and are payable by us.

Overallotment Option

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 545,203 additional common units from us at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the common units offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase from us about the same percentage of the additional common units as the number listed next to the underwriter’s name in the table above bears to the total number of common units listed next to the names of all underwriters in the table above. If the underwriters option is exercised in full the total price to the public would be approximately $60.7 million and the total proceeds to us, including our general partner’s capital contribution of $1.3 million, would be approximately $62.0 million after deducting underwriting discounts and commissions and estimated offering expenses.

No Sales of Similar Securities

We, the selling unitholders and each of the directors and officers of our general partner have agreed, with exceptions, not to sell or transfer any common units for 90 days after the date of this prospectus supplement, subject to an extension of up to 18 days without first obtaining the written consent of Merrill Lynch, Pierce, Fenner and Smith Incorporated on behalf of the underwriters. Specifically, we and these other individuals have agreed not to directly or indirectly:

•	offer, pledge, sell, contract to sell, sell any common units;

•	sell any option or contract to purchase any common units;

•	purchase any option or contract to sell any common units;

•	grant any option, right or warrant for the sale of any common units;

•	lend or either dispose of or transfer any common units;

•	request or demand that we file a registration statement related to the common units; or

•

enter into any swap or other arrangement that transfers, in whole or in part, the economic consequences of ownership of any common units, whether any transaction swap or transaction is to be settled by delivery of common units or other securities, in cash or otherwise.

These restrictions do not apply to:

•	the sale of common units to the underwriters;

•	issuances under our employee benefit plans; or

•	issuances of common units as consideration in acquisitions (provided the acquiror agrees to be bound by the lock-up for the unexpired term).

This lockup provision applies to common units and to securities convertible into or exchangeable or exercisable for or repayable with common units. It also applies to common units owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

The NASDAQ Global Market

Our common units are listed on the NASDAQ Global Market under the symbol “STON.”

Price Stabilization and Short Positions

Until the distribution of the common units is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common units. However, the underwriters may engage in transactions that stabilize the price of our common units, such as bids or purchases to peg, fix or maintain that price.

Short sales involve syndicate sales of common units in excess of the number of units to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of common units made in an amount up to the number of units represented by the underwriters’ overallotment option. In determining the source of common units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase units through the overallotment option. Transactions to close out the covered syndicate short involve either purchases of the common units in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriters may also make “naked” short sales of common units in excess of the overallotment option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of common units in the open market while the offering is in progress. Purchases of the common units to stabilize its price or to reduce a short position may cause the price of the common units to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters makes any representation that the underwriters’ representatives or lead manager will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common units on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during a period before the commencement of offers or sales of common units and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

NASD Conduct Rules

Because the Financial Industry Regulatory Authority views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD’s Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

In no event will the maximum amount of compensation to be paid to FINRA members in connection with this offering exceed 10% plus 0.5% for bona fide due diligence.

Discretionary Sales

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of common units offered.

Electronic Distribution

A prospectus in electronic format will be made available on the website maintained by Merrill Lynch. Other than the electronic prospectus, the information on the website is not part of this prospectus. Merrill Lynch may agree to allocate a number of common units for sale to their online brokerage account holders.

Other Relationships

Some of underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

LEGAL MATTERS

The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of StoneMor Partners L.P. incorporated in this prospectus supplement by reference from our Current Report on Form 8-K filed with the SEC on November 21, 2007 and the management’s report on the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of StoneMor Partners L.P. incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K/A for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports (which, 1. expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph related to the restatement of the 2005 consolidated financial statements and, 2. expresses an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness) of such firm given upon their authority as experts in accounting and auditing.

The audited combined financial statements of the Predecessor Companies of Service Corporation International (formerly known as Certain Wholly-Owned Subsidiaries of Service Corporation International A.K.A. Dignity II) as of December 31, 2005 and 2004, and for the years ended December 31, 2005, 2004 and 2003 and the reviewed combined financial statements as of June 30, 2006 and 2005 and for the six months ended June 30, 2006 and 2005 for the Predecessor Companies of Service Corporation International (formerly known as Certain Wholly-Owned Subsidiaries of Service Corporation International A.K.A. Dignity II) incorporated in this prospectus supplement by reference from our Current Report on Form 8-K/A filed with the SEC on December 12, 2006 have been audited and reviewed, respectively, by Harper & Pearson Company, P.C., an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the SCI Assets, the audited historical financial statements of Project Dignity 2007 Businesses (which contains an explanatory paragraph relating to transactions with affiliated entities as described in Note 1 to the financial statements) and Project Dignity 2007 Businesses (Alderwoods) (which also contains an explanatory paragraph relating to transactions with affiliated entities as described in Note 1 to the financial statements) included in StoneMor Partner L.P.’s Current Report on Form 8-K filed with the SEC on December 7, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement and the documents that we have incorporated herein by reference, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with the integration or anticipated benefits of the acquisition of the SCI Assets, information disclosed within this prospectus supplement; uncertainties associated with future revenue and revenue growth; the impact of our significant leverage on our operating plans; our ability to service our debt; our ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; variances in death rates; variances in the use of cremation; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; our ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of the acquisition of the SCI 2006 Assets; and various other uncertainties associated with the deathcare industry and our operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in this prospectus supplement, including those set forth below under “Risk Factors”, the accompanying prospectus and the documents that we have incorporated herein by reference. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at http://www.sec.gov.

We “incorporate by reference” information into this prospectus supplement, which means that we disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained expressly in this prospectus supplement, and the information we file later with the SEC will automatically supersede this information until the termination of this offering. You should not assume that the information in this prospectus supplement is current as of any date other than the date on the front page of this prospectus supplement.

We incorporate by reference the documents listed below filed by us and any future filings made after the date of the initial filing of the registration statement of which this prospectus supplement is a part with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of each offering under this prospectus supplement (other than information furnished and not filed with the SEC).

•	Our Annual Report on Form 10-K/A (except for Item 8) for the year ended December 31, 2006 filed April 30, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed May 10, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed August 9, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 filed November 9, 2007;

•	Our Current Report on Form 8-K/A filed December 12, 2006 (except for Exhibit 99.3);

•	Our Current Reports on Form 8-K filed February 23, 2007, February 28, 2007, April 9, 2007, July 10, 2007, August 21, 2007, September 19, 2007, November 21, 2007 and December 7, 2007; and

•

The description of the common units contained in the Registration Statement on Form 8-A, initially filed on August 23, 2004, and any subsequent amendment thereto filed for the purpose of updating such description.

You may request a copy of any document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

StoneMor Partners L.P.

155 Rittenhouse Circle

Bristol, PA 19007

(215) 826-2800

Attn: Investor Relations

We also make available free of charge on our internet website at http://www.stonemor.com our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and Section 16 reports, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement and you should not consider information contained on our website as part of this prospectus supplement.

Introduction

The following unaudited pro forma condensed combined balance sheet as of September 30, 2007 and unaudited pro forma condensed combined statements of operations for the year ended December 31, 2006 and the nine months ended September 30, 2007 are based on the historical consolidated financial statements of StoneMor Partners L.P. (“StoneMor”), the historical combined financial statements of the SCI Assets (as defined below) and the historical combined financial statements of the Alderwoods Assets (as defined below), all of which financial statements are incorporated by reference into this prospectus supplement. The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 is also based on the historical combined financial statements of the SCI 2006 Assets (as defined below), which are incorporated by reference into this prospectus supplement, and internal records relating to the SCI 2006 Assets.

The unaudited pro forma condensed combined financial statements give pro forma effect to:

•

StoneMor’s proposed acquisition (the “SCI Acquisition”) from SCI Funeral Services, Inc., as well as certain of its direct and indirect subsidiaries, SCI Ohio Funeral Services, Inc., and Alderwoods (Ohio) Cemetery Management, Inc. (collectively, the “SCI Group”) of 45 cemeteries, 30 funeral homes and one pet cemetery (collectively, the “SCI Properties”), including certain related assets and liabilities (together with the SCI Properties, the “SCI Assets”);

•

the proposed issuance of 2,650,000 common units to the public at the assumed offering price of $20.75 per unit and the receipt of approximately $51.1 million in net proceeds after deducting the underwriting discount and estimated offering expenses, and including our general partner’s proportionate capital contribution of approximately $1.1 million;

•	the proposed issuance of $17.5 million of senior secured notes under StoneMor’s note purchase agreement; and

•	the proposed borrowing of $5.0 million under StoneMor’s acquisition line of credit.

The unaudited pro forma condensed combined financial statements have been prepared, using the purchase method of accounting for the SCI Acquisition, as if the transactions described above had been completed on January 1, 2006 for purposes of the unaudited pro forma condensed combined statements of operations and on September 30, 2007 for purposes of the unaudited pro forma condensed combined balance sheet.

The SCI Properties include 30 cemeteries (including one pet cemetery) and 21 funeral homes (the “Alderwoods Assets”) that the SCI Group acquired on November 28, 2006 when Service Corporation International acquired Alderwoods Group Inc. The historical financial statements of the SCI Assets reflect the financial position as of the dates presented, and the results of operations, changes in equity and changes in cash flows for the periods presented, of the SCI Assets, including the Alderwoods Assets from and after November 28, 2006.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 also gives pro forma effect to StoneMor’s acquisition on September 28, 2006 of 21 cemeteries, 14 funeral homes and 3 crematories, including certain related assets and liabilities (collectively, the “SCI 2006 Assets”), from SCI Funeral Services, Inc., as well as certain of its direct and indirect subsidiary entities, Hawes, Inc. and Hillcrest Memorial Company (collectively, the “SCI 2006 Group”). The pro forma effect of StoneMor’s acquisition of the SCI 2006 Assets is set forth under the column “StoneMor Pro Forma for SCI 2006 Assets (other than supplemental information)” included in the following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 and further described in note 3. This pro forma financial information is based on the historical financial statements of StoneMor and the SCI 2006 Assets which are incorporated by reference into this prospectus supplement and on the internal records relating to the SCI 2006 Assets. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 gives pro forma effect to StoneMor’s acquisition of the SCI 2006 Assets, using the purchase method of accounting, as if such acquisition had been completed on January 1, 2006.

The following unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. These assumptions may not be realized, so the actual effects of these transactions may differ from the effects reflected in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with:

•

the historical consolidated financial statements and accompanying notes of StoneMor for the three years ended December 31, 2006 included in StoneMor’s Current Report on Form 8-K filed with the SEC on November 21, 2007 and for the nine months ended September 30, 2007 included in StoneMor’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007;

•

the historical combined financial statements and accompanying notes of the SCI Assets for the three years ended December 31, 2006 and the nine months ended September 30, 2007 included in StoneMor’s Current Report on Form 8-K filed with the SEC on December 7, 2007;

•

the historical combined financial statements and accompanying notes of the Alderwoods Assets for the period ended November 28, 2006, the 52 weeks ended December 31, 2005, the 52 weeks ended January 1, 2005 and the 40 weeks ended October 7, 2006 included in StoneMor’s Current Report on Form 8-K filed with the SEC on December 7, 2007; and

•

the historical combined financial statements and accompanying notes of the SCI 2006 Assets for the period ended June 30, 2006 included in StoneMor’s Current Report on Form 8-K/A filed with the SEC on December 12, 2006.

Under the purchase method of accounting, the purchase price of the SCI Assets is allocated to the underlying assets acquired and liabilities assumed based on their respective fair market values. The pro forma purchase price allocation has been derived from estimates of the fair market value of the tangible assets and liabilities of the SCI Assets based upon management’s estimates using established valuation techniques. The total purchase price of the SCI Assets has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed based upon valuation procedures performed to date. This allocation is subject to change pending a final analysis of the total purchase price paid, including the direct costs of the acquisition and the estimated fair value of the assets acquired and liabilities assumed; however, StoneMor does not believe that the impact of these changes will be material.

The unaudited pro forma condensed combined financial statements do not reflect any effect of operating efficiencies, cost savings, and other benefits anticipated by StoneMor’s management as a result of the SCI Acquisition. Additionally, certain integration costs may be recorded subsequent to the SCI Acquisition that under purchase accounting will not be treated as part of the SCI Assets’ purchase price. These costs have not been reflected in these unaudited pro forma condensed combined statements of operations because they are not expected to have a continuing impact on the combined results.

StoneMor Partners L.P.

Pro Forma Condensed Combined Balance Sheet

(in thousands)

(unaudited)

	StoneMor as Reported	SCI Assets As Provided	Adjustments	Note 2	Pro Forma
	as of September 30,	as of September 30,
	2007	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,228	$6	$49,963	(a)	$13,228
			1,100	(b)
			17,500	(c)
			5,000	(d)
			(73,569)	(e)
Accounts receivable, net of allowance	23,058	244	—		23,302
Prepaid expenses	3,498	—	—		3,498
Other current assets	3,966	817	—		4,783

Total current assets	43,750	1,067	(6)		44,811
LONG-TERM ACCOUNTS RECEIVABLE—net of allowance	39,156	—	9,402	(f)	48,558
CEMETERY PROPERTY	173,110	46,643	(2,925)	(g)	216,828
PROPERTY AND EQUIPMENT, net of accumulated depreciation	28,307	24,891	—		53,198
MERCHANDISE TRUSTS, restricted, at fair value	147,487	92,133	(9,402)	(f)	230,218
PERPETUAL CARE TRUSTS, restricted, at fair value	166,245	50,364	—		216,609
DEFERRED FINANCING COSTS—net of accumulated amortization	3,471	—	—		3,471
DEFERRED SELLING AND OBTAINING COSTS	35,336	—	—		35,336
OTHER ASSETS	371	23,386	(23,386)	(h)	371

TOTAL ASSETS	$637,233	$238,484	$(26,317)		$849,400

LIABILITIES AND OWNERS’ / PARTNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$11,588	$4,322	$(4,322)	(i)	$11,588
Accrued interest	501	—	—		501
Income taxes	—	2,507	(2,507)	(i)	—
Current portion, long-term debt	667	241	(241)	(i)	667

Total current liabilities	12,756	7,070	(7,070)		12,756
LONG-TERM DEBT	115,034	1,112	17,500	(c)	137,534
			5,000	(d)	—
			(1,112)	(j)	—
DEFERRED INCOME TAXES	—	9,323	25,509	(k)	25,509
			(9,323)	(i)	—
DEFERRED PREARRANGED CONTRACT REVENUE	—	5,277	—		5,277
DEFERRED CEMETERY REVENUES	201,742	32,210	(9,988)	(l)	223,964
ADVANCES FROM AFFILIATES, NET	—	25,417	(25,417)	(i)	—
OTHER LIABILITIES	—	6,755	(6,755)	(i)	—
MERCHANDISE LIABILITY	49,528	—	20,513	(m)	70,041

Total liabilities	379,060	87,164	8,858		475,082

{Table continued on next page)

	StoneMor as Reported	SCI Assets As Provided	Adjustments	Note 2	Pro Forma
	as of September 30,	as of September 30,
	2007	2007
COMMITMENTS AND CONTINGENCIES
NON-CONTROLLING INTEREST IN PERPETUAL CARE TRUSTS	166,245	50,183	181	(n)	216,609
NON-CONTROLLING INTEREST IN FUNERAL AND CEMETERY TRUSTS	—	82,094	(67,376)	(n)	14,718

OWNERS’ EQUITY
Owners’ Equity	—	19,043	(19,043)	(o)	—

PARTNERS’ EQUITY
General partner	1,785	—	1,100	(b)	2,885
Limited partners:
Common	66,518	—	54,988	(a)	116,481
Subordinated	23,625	—	—		23,625

Total owners’ / partners’ equity	91,928	19,043	32,020		142,991

TOTAL LIABILITIES AND OWNERS’ / PARTNERS’ EQUITY	$637,233	$238,484	$(26,317)		$849,400

See accompanying notes to unaudited pro forma condensed combined financial statements.

StoneMor Partners L.P.

Pro Forma Condensed Combined Statement of Operations

(in thousands, except unit data)

(unaudited)

	StoneMor as Reported (other than supplemental information)	StoneMor Pro Forma for SCI 2006 Assets (other than supplemental information) (See Note 3)	Alderwoods Assets As Provided (other than supplemental information)	SCI Assets As Provided (other than supplemental information)	Adjustments	Note 4		Pro Forma
	Period Ended December 31,	Period Ended December 31,	Period Ended November 28	Period Ended December 31,
	2006	2006	2006	2006
REVENUES	$115,113	$126,195	$18,735	$25,286				$170,216
COSTS AND EXPENSES	(70,559)	(80,245)	(18,141)	(22,455)				(120,841)

GROSS PROFITS	44,554	45,950	594	2,831				49,375

GENERAL AND ADMINISTRATIVE EXPENSE	(32,596)	(34,662)	(2,778)	(1,347)				(38,787)
LOSSES ON DISPOSITIONS AND IMPAIRMENT CHARGES, NET	—	—	—	153				153

OPERATING INCOME (LOSS)	11,958	11,288	(2,184)	1,637				10,741
INTEREST EXPENSE	(7,491)	(7,889)	(1,993)	(664)	616	(p	)	(9,930)

INCOME (LOSS) BEFORE INCOME TAXES	4,467	3,399	(4,177)	973	616			811
BENEFIT (PROVISION) FOR INCOME TAXES	(1,427)	(1,393)	69	(812)				(2,136)

NET INCOME (LOSS)	3,040	2,006	(4,108)	161	616			(1,325)

SUPPLEMENTAL INFORMATION

GENERAL PARTNER’S INTEREST IN NET INCOME (LOSS) FOR THE PERIOD	$60	$39	$(82)	$3	$12			$(27)

LIMITED PARTNERS’ INTEREST IN NET INCOME (LOSS) FOR THE PERIOD
Common	$1,879	$1,240	$(2,539)	$100	$381			$(819)
Subordinated	$1,100	$726	$(1,487)	$58	$223			$(480)

NET INCOME (LOSS) PER LIMITED PARTNER UNIT (BASIC AND DILUTED)	$.34	$.22	$(.46)	$.02	$.07			$(.15)

WEIGHTED AVERAGE NUMBER OF LIMITED PARTNERS’ UNITS OUTSTANDING (BASIC AND DILUTED)	11,481	11,481	11,481	11,481	11,481			11,481

See accompanying notes to unaudited pro forma condensed combined financial statements.

StoneMor Partners L.P.

Pro Forma Condensed Combined Statement of Operations

(in thousands, except unit data)

(unaudited)

	StoneMor as Reported (other than supplemental information)	SCI Assets As Provided (other than supplemental information)	Adjustments	Note 4		Pro Forma
	Period Ended September 30,	Period Ended September 30,
	2007	2007
REVENUES	$106,580	$33,707				$140,287
COSTS AND EXPENSES	(67,928)	(31,262)				(99,190)

GROSS PROFITS	38,652	2,445				41,097

GENERAL AND ADMINISTRATIVE EXPENSE	(27,516)	(1,887)				(29,403)
GAINS ON DISPOSITIONS AND IMPAIRMENT CHARGES, NET	—	3				3

OPERATING INCOME	11,136	561				11,697

EXPENSES RELATED TO REFINANCING	(157)	—				(157)
INTEREST EXPENSE	(6,441)	(1,167)	(364)	(p	)	(7,972)

INCOME (LOSS) BEFORE INCOME TAXES	4,538	(606)	(364)			3,568
PROVISION FOR INCOME TAXES	(533)	(208)				(741)

NET INCOME (LOSS)	4,005	(814)	(364)			2,827

SUPPLEMENTAL INFORMATION

GENERAL PARTNER’S INTEREST IN NET INCOME (LOSS) FOR THE PERIOD	$81	$(16)	$(7)			$.57

LIMITED PARTNERS’ INTEREST IN NET INCOME (LOSS) FOR THE PERIOD
Common	$2,501	$(508)	$(227)			$1,765
Subordinated	$1,424	$(289)	$(129)			$1,005

NET INCOME (LOSS) PER LIMITED PARTNER UNIT (BASIC AND DILUTED)	$.34	$(.07)	$(.03)			$.24

WEIGHTED AVERAGE NUMBER OF LIMITED PARTNERS’ UNITS OUTSTANDING (BASIC AND DILUTED)	11,686	11,686	11,686			11,686

See accompanying notes to unaudited pro forma condensed combined financial statements.

Stonemor Partners L.P.

Notes to Pro Forma Condensed Combined Financial Information

(unaudited)

NOTE 1. Description of Transactions

The unaudited pro forma condensed combined financial statements give pro forma effect to:

•	the proposed acquisition of the SCI Assets for a cash purchase price of $68.0 million;

•

the proposed issuance of 2,650,000 common units to the public at an assumed offering price of $20.75 per unit and the receipt of approximately $51.1 million in net proceeds after deducting the underwriting discount and estimated offering expenses, and including our general partner’s proportionate capital contribution of approximately $1.1 million;

•	the proposed issuance of $17.5 million of senior secured notes under StoneMor’s note purchase agreement; and

•	the proposed borrowing of $5.0 million under StoneMor’s acquisition line of credit.

The SCI Assets include the Alderwoods Assets that the SCI Group acquired on November 28, 2006 when Service Corporation International acquired Alderwoods Group Inc. The historical financial statements of the SCI Assets reflect the financial position as of the dates presented, and the results of operations, changes in equity and changes in cash flows for the periods presented, of the SCI Assets, including the Alderwoods Assets from and after November 28, 2006.

The pro forma adjustments have been prepared as if the transactions described above had been completed on January 1, 2006 for purposes of the unaudited pro forma condensed combined statements of operations and on September 30, 2007 for purposes of the unaudited pro forma condensed combined balance sheet.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 also gives pro forma effect to StoneMor’s acquisition of the SCI 2006 Assets on September 28, 2006. The pro forma adjustments have been prepared, using the purchase method of accounting, as if the acquisition of the SCI 2006 Assets had been completed on January 1, 2006. (Note 3)

NOTE 2. Unaudited Pro Forma Condensed Combined Balance Sheet

Under the purchase method of accounting, the purchase price of the SCI Assets is allocated to the underlying assets acquired and liabilities assumed based on their respective fair market values. The following information on the components and allocation of the purchase price is based on StoneMor’s preliminary evaluation and review of the assets acquired and liabilities assumed and may change as those evaluations and reviews are completed. Among other things, the consideration paid by StoneMor may be different than the estimated purchase price below as a result of certain adjustments in the purchase agreement relating to the SCI Acquisition. These elements include, but are not limited to, adjustments for accounts receivable amounts, merchandise trust amounts and perpetual care trust amounts above or below an agreed upon level, as provided in the purchase agreement relating to the SCI Acquisition.

The components of the purchase price are as follows (in thousands):

Paid to the SCI Group	$68,000
Acquisition costs	5,563

Total consideration	$73,563

Stonemor Partners L.P.

Notes to Pro Forma Condensed Combined Financial Information—(Continued)

(unaudited)

The allocation of the purchase price is as follows:

Total consideration	$73,563

Allocated to:

Accounts receivable, net	$244
Inventories	817
Long-term accounts receivable, net	9,402
Investment in trust—funeral	14,718
Investment in trust—cemetery	68,013
Cemetery property	43,718
Property, plant and equipment	24,891
Cemetery perpetual care trusts	50,364
Deferred income taxes	(25,509)
Deferred prearranged contract revenue	(5,277)
Deferred margin	(22,222)
Merchandise liability	(20,513)
Non-controlling interest in perpetual care trusts	(50,364)
Non-controlling interest in funeral trusts	(14,718)

The following adjustments have been reflected in the unaudited pro forma condensed combined balance sheet as of September 30, 2007:

(a)	Reflects the gross proceeds to StoneMor of $55.0 million from the issuance and sale of 2,650,000 common units at an assumed offering price of $20.75 per common unit, net of the underwriting discount of $3.0 million and the payment of offering expenses of $2.0 million.

(b)	Reflects the capital contribution of $1.1 million from StoneMor GP to maintain its 2% general partner interest.

(c)	Reflects the gross proceeds to StoneMor of $17.5 million from the issuance of the 9.27% senior secured notes due , 2012 by StoneMor’s operating company and its subsidiaries.

(d)	Reflects borrowings by StoneMor of $5.0 million under its acquisition line of credit at an interest rate of 8.38% due , 2012.

(e)	Reflects the payment of the purchase price of the acquisition of the SCI Assets, including acquisition costs and cash not acquired from the SCI Group.

(f)	Reclassifies long-term accounts receivable from merchandise trusts, restricted at fair value to conform to StoneMor’s accounting policies.

(g)	Adjusts cemetery property to represent approximated fair value as follows:

(in thousands)	Approximated Fair Value	Net Book Value	Adjustment
Cemetery property	$43,718	$46,643	$2,925

(h)	Eliminates other assets not acquired in the SCI Acquisition.

(i)	Eliminates liabilities not acquired in the SCI Acquisition.

(j)	Eliminates predecessor debt not acquired in the SCI Acquisition.

Stonemor Partners L.P.

Notes to Pro Forma Condensed Combined Financial Information—(Continued)

(unaudited)

(k)	Reflects the effect on income taxes provision (benefit) resulting from the acquisition of the SCI Assets.

(l)	Reflects elimination of deferred cemetery revenues of SCI Assets and provides for a reasonable profit margin to account for the future costs of delivering products and providing services on pre-need contracts due to the SCI Acquisition.

(m)	Records a liability for pre-need products and services sold but not yet delivered.

(n)	Conforms non-controlling interest amounts to StoneMor’s accounting policies.

(o)	Eliminates owners’ equity.

NOTE 3.	Unaudited Condensed Combined Statement of Operations for the Year Ended December 31, 2006

The pro forma condensed combined financial information of StoneMor for the year ended December 31, 2006 set forth in this note 3 and in the column to which this note 3 relates gives pro forma effect to StoneMor’s acquisition of the SCI 2006 Assets as if the acquisition had been completed on January 1, 2006. The pro forma information in this note 3 and in the column to which this note 3 relates is based on the historical consolidated financial statements and accompanying notes of StoneMor for the year ended December 31, 2006 included in StoneMor’s Current Report on Form 8-K filed with the SEC on November 21, 2007 and the historical combined financial statements and accompanying notes of the SCI Assets for the period ended June 30, 2006 included in StoneMor’s Current Report on Form 8-K/A filed with the SEC on December 12, 2006 and internal records relating to the SCI Assets for the period July 1, 2006 through September 28, 2006.

Stonemor Partners L.P.

Notes to Pro Forma Condensed Combined Financial Information—(Continued)

(unaudited)

StoneMor Partners L.P.

Pro Forma Condensed Combined Statement of Operations

(in thousands, except unit data)

(unaudited)

	StoneMor as Reported (other than supplemental information)	SCI 2006 Assets as Provided	SCI 2006 Assets as Provided	Adjustments	Note A		Pro Forma
	Year Ended December 31,	Six Months Ended June 30,	Period July 1- September 27,
	2006	2006	2006
Revenues	$115,113	$8,598	$2,484	$—			$126,195
Costs and expenses	(70,559)	(7,577)	(2,129)	20	(i	)	(80,245)

Gross profits	44,554	1,021	355	20			45,950

General and administrative expense	(32,596)	(1,622)	(444)	—			(34,662)
Losses on dispositions and impairment charges, net	—	—	—	—			—

Operating income (loss)	11,958	(601)	(89)	20			11,288
Interest expense	(7,491)	—	—	(398)	(ii	)	(7,889)

Income (loss) before income taxes	4,467	(601)	(89)	(378)			3,399
Provision for income taxes	(1,427)	231	34	(231)	(iii	)	(1,393)

Net income (loss)	3,040	(370)	(55)	(609)			2,006

Supplemental Information
General partner's interest in net income for the period	$60						$39
Limited partners' interest in net income for the period
Common	$1,549						$1,022
Subordinated	$1,430						$944
Net income per limited partner unit (basic and diluted)	$.34						$.23
Weighted average number of limited partners' units outstanding (basic and diluted)	8,831						8,831

Note A. Unaudited Pro Forma Condensed Combined Statement of Operations

In consideration for the SCI 2006 Assets, StoneMor paid the SCI 2006 Group an aggregate of $6,159,000 in cash and delivered to the SCI 2006 Group an aggregate of 275,046 common units equal in value to $5,875,000 based on the closing price per common unit as quoted on the NASDAQ Global Market for the second business day immediately preceding the closing date.

Stonemor Partners L.P.

Notes to Pro Forma Condensed Combined Financial Information—(Continued)

(unaudited)

The following information on the components and allocation of the purchase price is based on our evaluation and review of the assets acquired and liabilities assumed and may change as additional facts become evident. Among other things, the consideration paid by us may be different than the estimated purchase price below as a result of certain adjustments in the purchase agreements relating to the SCI 2006 Assets and the registration rights agreement relating to the common units issued to the SCI 2006 Group in connection with the acquisition.

The components of the purchase price were as follows (in thousands):

Paid to sellers	$6,159
Value of common units issued to sellers	5,875
Acquisition costs	3,692

Total consideration	$15,725

The allocation of the purchase price is as follows:

Total consideration	$15,725

Allocated to:

Accounts receivable, net	$3,855
Inventories	2,076
Investment in trust	24,986
Cemetery property	4,502
Property, plant and equipment	4,123
Cemetery perpetual care trusts	17,202
Deferred interest	(628)
Deferred margin	(12,059)
Merchandise liability	(11,130)
Non-controlling interest in perpetual care trusts	(17,202)

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 set forth in this note 3 reflects the following adjustments:

(i)	Adjusts cost of goods sold land and crypts based on the approximated fair market value of the cemetery property acquired.

(ii)	Reflects increase in interest expense due to borrowing of $9.0 million in acquisition principal.

(iii)	Eliminates the benefit from taxes due to the impairment charge recorded on the financial statements of the SCI 2006 Assets. StoneMor would not have received similar benefit had it written down the value of the assets due to its structure as a master limited partnership.

Stonemor Partners L.P.

Notes to Pro Forma Condensed Combined Financial Information—(Continued)

(unaudited)

NOTE 4.	Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2006 and for the Nine Months Ended September 30, 2007

The following adjustments have been reflected in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2006 and for the nine months ended September 30, 2007:

(p)	Reflects increase in interest expense due to the issuance of senior secured notes by StoneMor’s operating company and its subsidiaries and borrowings under StoneMor’s acquisition line of credit. Assumes an interest rate of 9.27% on the senior secured notes and 8.38% on the borrowings under the acquisition line of credit. Also reflects the elimination of the SCI Assets’ interest expense.

PROSPECTUS

$115,000,000

StoneMor Partners L.P.

Common Units

4,528,360 Common Units

Offered by

the Selling Unitholders

We may from time to time offer up to $115,000,000 of common units representing limited partner interests in StoneMor Partners L.P. This prospectus describes the general terms of the common units and the general manner in which we will offer the common units. The specific terms of any common units we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the common units.

In addition, up to 4,528,360 common units representing limited partner interests in StoneMor Partners L.P. (including up to 4,239,782 common units that may be issued upon the conversion of 4,239,782 subordinated units into common units on a one-for-one basis upon satisfaction of certain tests described in this prospectus) owned by the selling unitholders named in this prospectus or in any supplement to this prospectus may be offered from time to time. Specific terms of certain offerings by such selling unitholders may be specified in a prospectus supplement to this prospectus. We will not receive any proceeds of any sale of common units by any selling unitholders unless otherwise indicated in a prospectus supplement. For a more detailed discussion of the selling unitholders, please read “Selling Unitholders.”

Our common units are traded on the Nasdaq Global Market under the symbol “STON.”

The common units are limited partner interests, which are inherently different from the capital stock of a corporation. You should carefully consider the risks relating to investing in common units and each of the other risk factors described under “ Risk Factors” beginning on page 4 of this prospectus before you make an investment in our common units.

Our principal executive offices are located at 155 Rittenhouse Circle, Bristol, Pennsylvania 19007, and our phone number is (215) 826-2800.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 7, 2007

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling unitholders has authorized any other person to provide you with different information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

GUIDE TO READING THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process or continuous offering process. Under this shelf registration process, we may sell up to $115,000,000 in aggregate offering price of the common units described in this prospectus in one or more offerings. In addition, the selling unitholders may, from time to time, sell up to 4,528,360 common units representing limited partner interests in StoneMor Partners L.P. (including up to 4,239,782 common units that may be issued upon conversion of 4,239,782 subordinated units into common units on a one-for-one basis upon the satisfaction of certain tests described herein). This prospectus generally describes StoneMor Partners L.P., the selling unitholders and the common units. Each time we sell common units, and, if required, each time the selling unitholders sell common units with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. See “Where You Can Find More Information.” You are urged to read this prospectus, including the “Risk Factors,” and our SEC reports in their entirety.

Throughout this prospectus, when we use the terms “we,” “us,” or “StoneMor Partners L.P.,” we are referring either to StoneMor Partners L.P., the registrant itself, or to StoneMor Partners L.P. and its operating subsidiaries collectively, as the context requires.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the impact of our significant leverage on our operating plans; the ability of us to service our debt; our ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; variances in death rates; variances in the use of cremation; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; our ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of our acquisitions and various other uncertainties associated with the death care industry and our operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth below under “Risk Factors Related to Our Business” and “Regulatory and Legal Risks” and in our other SEC filings. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

STONEMOR PARTNERS L.P.

We are the fourth largest owner and operator of cemeteries in the United States. As of December 31, 2006, we operated 177 cemeteries in 21 states. We own 170 of these cemeteries, and we operate the remaining 7 under long-term management agreements with the cemetery associations that own the cemeteries. The cemetery products and services that we sell are:

Interment Rights	Merchandise	Services

• burial lots	• burial vaults	• installation of burial vaults

• lawn crypts	• caskets	• installation of caskets

• mausoleum crypts	• grave markers and grave marker bases	• installation of other cemetery merchandise

• cremation niches	• memorials

• perpetual care rights

We sell these products and services both at the time of death, which we refer to as at-need, and prior to the time of death, which we refer to as pre-need. Whenever possible, we sell burial lots with pre-installed vaults. Our sales of real property, including burial lots (with and without installed vaults), lawn and mausoleum crypts and cremation niches, generate qualifying income sufficient for us to be treated as a partnership for federal income tax purposes. In 2006, we performed more than 26,000 burials and sold more than 21,100 interment rights (net of cancellations). Based on our sales of interment spaces in 2006, our cemeteries have a weighted average sales life of 236 years.

Our cemetery properties are located in Pennsylvania, West Virginia, Virginia, North Carolina, Maryland, New Jersey, Tennessee, Ohio, Rhode Island, Alabama, Delaware, Illinois, Kentucky, Oregon, Washington, Kansas, Michigan, Colorado, Missouri and Georgia. In 2006, our cemetery operations accounted for approximately 94.7% of our revenues.

We also own and operate 27 funeral homes in Alabama, Maryland, Ohio, Pennsylvania, West Virginia, Oregon, Kansas, Washington and Virginia. Eight of our 27 funeral homes are located on the grounds of cemeteries that we own. In 2006, more than 1,330 funerals were performed at our funeral homes, and our funeral home revenues accounted for approximately 5.3% of our revenues.

We maintain an Internet website at http://www.stonemor.com, which contains information about us. The information on this website is not, and should not be considered, part of this prospectus and it is not incorporated by reference into this prospectus.

Our principal executive offices are located at 155 Rittenhouse Circle, Bristol, Pennsylvania 19007, and our phone number is (215) 826-2800.

RISK FACTORS

Common units, representing limited partner interests, are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the information that we have incorporated herein by reference before investing in the common units.

If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we may be unable to make distributions to our unitholders, the trading price of our common units could decline and you could lose all or part of your investment.

Risk Factors Related to Our Business

We may not have sufficient cash from operations to pay the minimum quarterly distribution after we have paid our expenses, including the expenses of our general partner, funded merchandise and perpetual care trusts and established necessary cash reserves.

The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from operations, which fluctuates from quarter to quarter based on, among other things:

•	the volume of our sales;

•	the prices at which we sell our products and services; and

•	the level of our operating and general administrative costs.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, such as working capital borrowings, capital expenditures and funding requirements for trusts and our ability to withdraw amounts from trusts.

If we do not generate sufficient cash to pay the minimum quarterly distribution on the common units or the subordinated units, the market price of the common units may decline materially. We expect that we will need working capital borrowings of approximately $4.5 million during the twelve-month period ending December 31, 2007 in order to have sufficient operating surplus to pay the full minimum quarterly distribution on all of our common units and subordinated units for that period, although the actual amount of working capital borrowings could be materially more or less.

Our indebtedness limits cash flow available for our operations and for distribution to our partners.

As of December 31, 2006, we had $103.5 million in debt. Leverage makes us more vulnerable to economic downturns. Because we are obligated to dedicate a portion of our cash flow to service our debt obligations, our cash flow available for operations and for distribution to our partners will be reduced. The amount of indebtedness we have could limit our flexibility in planning for, or reacting to, changes in the markets in which we compete, and require us to dedicate more cash flow to service our debt than we desire. Our ability to satisfy our indebtedness as required by the terms of our debt will be dependent on, among other things, the successful execution of our long-term strategic plan. Subject to limitations in our credit facility and under our senior secured notes, we may incur additional debt in the future, for acquisitions or otherwise, and servicing this debt could further limit our cash flow.

Restrictions in our credit facility may prevent us from declaring dividends or making any distributions and may limit our ability to capitalize on acquisition and other business opportunities.

The operating and financial restrictions and covenants in our credit facility and any future financing agreements could restrict our ability to finance future operations or capital needs or to expand or pursue our business activities. For example, our credit facility contains covenants that restrict or limit our ability to:

•	enter into a new line of business;

•	enter into any agreement of merger or acquisition;

•	sell, transfer, assign or convey assets;

•	grant certain liens;

•	incur or guarantee additional indebtedness;

•	make certain loans, advances and investments;

•	declare and pay dividends and distributions;

•	enter into transactions with affiliates; and

•	make voluntary payments or modifications of indebtedness

Furthermore, our credit facility contains covenants requiring us to maintain certain financial ratios and tests. Our ability to comply with the covenants and restrictions contained in our credit facility may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in our credit facility, the lenders will be able to accelerate the maturity of all borrowings under the credit facility and demand repayment of amounts outstanding, our lenders’ commitment to make further loans to us may terminate, and we will be prohibited from declaring dividends or making any distributions. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. Any subsequent replacement of our credit facility or any new indebtedness could have similar or greater restrictions.

Adverse conditions in the financial markets may reduce the principal and earnings of the investments held in merchandise and perpetual care trusts and adversely affect our revenues and cash flow.

A substantial portion of our revenues is generated from investment returns that we realize from merchandise and perpetual care trusts. Earnings and investment gains and losses on investments by merchandise and perpetual care trusts are affected by financial market conditions that are not within our control. Because a significant portion of merchandise and perpetual care trust principal is invested in fixed-income securities, investments held in these trusts are particularly susceptible to changes in interest rates. Merchandise trust principal invested in equity securities is also sensitive to the performance of the stock market. Earnings are also affected by the mix of fixed-income and equity securities that our investment managers choose to maintain in the trusts and by the fact that our investment managers may not choose the optimal mix for any particular market condition.

Declines in earnings from merchandise and perpetual care trusts could cause declines in current and future revenues and cash flow. In addition, any significant or sustained investment losses could result in merchandise trusts having insufficient funds to cover our cost of delivering products and services, or in perpetual care trusts offsetting less of our cemetery maintenance costs. In either case, we would be required to use our operating cash to deliver those products and perform those services, which could decrease our cash available for distribution. These events could have a material adverse effect on our financial condition and results of operations.

Pre-need sales typically generate low or negative cash flow in the periods immediately following sales which could adversely affect our ability to service our debt and make distributions to our partners.

When we sell cemetery merchandise and services on a pre-need basis, we pay commissions on the sale to our salespeople and are required by state law to deposit a portion of the sales proceeds into a merchandise trust. In addition, most of our customers finance their pre-need purchases under installment contracts over a number of years. Depending on the trusting requirements of the states in which we operate, the applicable sales commission rates and the amount of the down payment, our cash flow from sales to customers through installment contracts is typically negative until we have paid the sale commission due on the sale or until we purchase the products or perform the services and are permitted to withdraw funds we have deposited in the merchandise trust. To the extent we increase pre-need activities, state trusting requirements are increased or we delay the purchase of the products or performance of the services we sell on a pre-need basis, our cash flow immediately following pre-need sales may be further reduced, and our ability to service our debt and make distributions to our partners could be adversely affected.

Because fixed costs are inherent in our business, a decrease in our revenues can have a disproportionate effect on our cash flow and profits.

Our business requires us to incur many of the costs of operating and maintaining facilities, land and equipment regardless of the level of sales in any given period. For example, we must pay salaries, utilities, property taxes and maintenance costs on our cemetery properties and funeral homes regardless of the number of interments or funeral services we perform. Because we cannot decrease these costs significantly or rapidly when we experience declines in sales, declines in sales can cause our margins, profits and cash flow to decline at a greater rate than the decline in our revenues.

Our failure to attract and retain qualified sales personnel and management could have an adverse effect on our business and financial condition.

Our ability to attract and retain a qualified sales force and other personnel is an important factor in achieving future success. Buying cemetery and funeral home products and services, especially at-need products and services, is very emotional for most customers, so our sales force must be particularly sensitive to our customers’ needs. We cannot assure you that we will be successful in our efforts to attract and retain a skilled sales force. If we are unable to maintain a qualified and productive sales force, our revenues may decline and our cash available for distribution may decrease.

We are also dependent upon the continued services of our key officers. The loss of any of our key officers could have a material adverse effect on our business, financial condition and results of operations. We may not be able to locate or employ on acceptable terms qualified replacements for senior management or key employees if their services were no longer available. We do not maintain key employee insurance on any of our executive officers.

We may not be able to identify, complete, fund or successfully integrate additional cemetery acquisitions which could have an adverse affect on our results of operations.

A primary component of our business strategy is to grow through acquisitions of cemeteries and, to a lesser extent, funeral homes. We cannot assure you that we will be able to identify and acquire cemeteries on terms favorable to us or at all. We may face competition from other death care companies in making acquisitions. Our ability to make acquisitions in the future may be limited by our inability to secure adequate financing, restrictions under our existing or future debt agreements, competition from third parties or a lack of suitable properties. For example, we are not permitted to make acquisitions for more than $2.5 million, or any series of acquisitions aggregating more than $20.0 million in any consecutive 12-month period, without the requisite consent of the lenders under our credit facility. Also, when we acquire cemeteries that do not have a robust pre-need sales program, the operation of the cemetery and implementation of a pre-need sales program after acquisition may require significant amounts of working capital. This may make it more difficult for us to make acquisitions.

We may be unable to successfully integrate our acquisition of certain assets SCI Funeral Services, Inc. or our other acquisitions with our operations or realize all of the anticipated benefits of these acquisitions.

During 2006, we acquired 21 cemeteries and 14 funeral homes from SCI Funeral Services, Inc., certain of its direct and indirect subsidiary entities and certain other parties, which we collectively refer to as SCI.

Integration of the businesses and operations that we acquired with our existing business and operations has been a complex, time-consuming and costly process, particularly given that the acquisition has significantly increased our size. Failure to successfully integrate the SCI businesses and operations with our existing business and operations in a timely manner may have a material adverse effect on our business, financial condition, results of operations and cash flows. Similarly, our ongoing acquisition program exposes us to integration risks as well. The difficulties of combining the acquired operations include, among other things:

•	operating a significantly larger combined organization and integrating additional assets to our existing operations;

•	coordinating geographically disparate organizations, systems and facilities;

•	integrating personnel from diverse business backgrounds and organizational cultures;

•	consolidating partnership, technological and administrative functions;

•	integrating internal controls, compliance under the Sarbanes-Oxley Act of 2002 and other governance matters;

•	the diversion of management’s attention from other business concerns;

•	customer or key employee loss from the acquired businesses; and

•	potential environmental and regulatory liabilities and title problems.

In addition, we may not realize all of the anticipated benefits from our acquisition of certain assets from SCI such as cost savings and revenue enhancements, for various reasons, including difficulties integrating operations and personnel and higher costs.

If the trend toward cremation in the United States continues, our revenues may decline which could have an adverse effect on our business and financial condition and could impact our ability to make cash distributions.

We and other death care companies that focus on traditional methods of interment face competition from the increasing number of cremations in the United States. Industry studies indicate that the percentage of cremations has steadily increased and that cremations will represent approximately 36% of the United States death care market by the year 2010, compared to approximately 32% in 2005. Because the products and services associated with a cremation, such as niches and urns, produce lower revenues than the products and services associated with a traditional interment, a continuing trend toward cremations may reduce our revenues and, therefore, our cash available for distribution.

Regulatory and Legal Risks

Our operations are subject to regulation, supervision and licensing under numerous federal, state and local laws, ordinances and regulations, including extensive regulations concerning trusts, pre-need sales, cemetery ownership, marketing practices, crematories, environmental matters and various other aspects of our business.

If state laws or interpretations of existing state laws change or if new laws are enacted, we may be required to increase trust deposits or to alter the timing of withdrawals from trusts, which may have a negative impact on our revenues and cash flow.

We are required by state laws to deposit specified percentages of the proceeds from our pre-need and at-need sales of interment rights into perpetual care trusts and proceeds from our pre-need sales of cemetery products and services into merchandise trusts. These laws also determine when we are allowed to withdraw funds from those trusts. If those laws or the interpretations of those laws change or if new laws are enacted, we may be required to deposit more of the sales proceeds we receive from our sales into the trusts or to defer withdrawals from the trusts, thereby decreasing our cash flow until we are permitted to withdraw the deposited amounts. This could also reduce our cash available for distribution.

If state laws or their interpretations change, or new laws are enacted relating to the ownership of cemeteries and funeral homes, our business, financial condition and results of operations could be adversely affected.

Some states require cemeteries to be organized in the nonprofit form but permit those nonprofit entities to contract with for-profit companies for management services. If state laws change or new laws are enacted that prohibit us from managing cemeteries in those states, then our business, financial condition and results of operations could be adversely affected.

We are subject to legal restrictions on our marketing practices that could reduce the volume of our sales which could have an adverse effect on our business, operations and financial condition.

The enactment or amendment of legislation or regulations relating to marketing activities may make it more difficult for us to sell our products and services. For example, the federal “do not call” legislation has adversely affected our ability to market our products and services using telephone solicitation by limiting who we may call and increasing our costs of compliance. As a result, we rely heavily on direct mail marketing and telephone follow-up with existing contacts. Additional laws or regulations limiting our ability to market through direct mail, over the telephone, through internet and e-mail advertising or door-to-door may make it difficult to identify potential customers, which could increase our costs of marketing. Both increases in marketing costs and restrictions on our ability to market effectively could reduce our revenues and could have an adverse effect on our business, operations and financial condition, as well as our ability to make cash distributions to you.

We are subject to environmental and health and safety regulations that may adversely affect our operating results.

Our cemetery and funeral home operations are subject to numerous federal, state and local environmental and health and safety regulations. We may become subject to liability for the removal of hazardous substances and solid waste under the Comprehensive Environmental Response, Compensation, and Liability Act, referred to as CERCLA in this prospectus, and similar state laws. Under CERCLA and similar state laws, joint and several liability may be imposed on various parties, regardless of fault or the legality of the original disposal activity. Our funeral home, cemetery and crematory operations include the use of some materials that may meet the definition of “hazardous substances” under CERCLA and thus may give rise to liability if released to the environment through a spill or discharge. We cannot assure you that we will not face liability under CERCLA for any conditions at our properties, and we cannot assure you that these liabilities will not be material. Our cemetery and funeral home operations are subject to regulation of underground and above ground storage tanks and laws managing the disposal of solid waste. If new requirements under local, state or federal laws were to be adopted, and were more stringent than existing requirements, new permits or capital expenditures may be required.

Our funeral home operations are generally subject to federal and state regulations regarding the disposal of medical waste, and are also subject to regulation by federal, state or local authorities under the Emergency Planning and Community Right-to-Know Act, referred to as EPCRA in this prospectus. We are required to maintain, and may be required to submit to state and local authorities, a list of any hazardous materials we use under EPCRA Tier One and Tier Two reporting requirements.

Our crematory operations are subject to regulation under the federal Clean Air Act and any analogous state laws. If new regulations applicable to our crematory operations were to be adopted, they could require permits or capital expenditures that would increase our costs of operation and compliance.

Risks Inherent in an Investment in Us

Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to your detriment.

Immediately prior to our initial public offering on September 20, 2004, Cornerstone Family Services, Inc., which owned our business and assets prior to our initial offering, converted into CFSI LLC. As of December 31,

2006, CFSI LLC owned an aggregate 46.1% limited partner interest in us and owned all of the Class A units of our general partner. Conflicts of interest may arise between CFSI LLC and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of the unitholders. These conflicts include, among others, the following situations:

•

The board of directors of our general partner is elected by the owners of our general partner. Although our general partner has a fiduciary duty to manage us in good faith, the directors of our general partner also have a fiduciary duty to manage our general partner in a manner beneficial to the owners of our general partner. By purchasing common units, unitholders will have deemed to have consented to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law.

•

Our partnership agreement limits the liability of our general partner, reduces its fiduciary duties and restricts the remedies available to unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty.

•

Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional limited partner interests and reserves, each of which can affect the amount of cash that is distributed to unitholders.

•

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

•	Our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates.

•

In some instances, our general partner may cause us to borrow funds or sell assets outside the ordinary course of business in order to permit the payment of distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to hasten the expiration of the subordination period.

Cost reimbursements due our general partner may be substantial and will reduce the cash available for distribution to you.

Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates, including CFSI LLC, a Delaware limited liability company, and the officers and directors of our general partner, for all expenses they incur on our behalf. The reimbursement of expenses could adversely affect our ability to pay cash distributions to you. Our general partner determines the amount of these expenses. In addition, our general partner and its affiliates may provide us with other services for which we will be charged fees as determined by our general partner.

Our partnership agreement limits our general partner’s fiduciary duties to holders of our common units and subordinated units and restricts the remedies available to holders of our common units and subordinated units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty laws. For example, our partnership agreement:

•

permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, the exercise of its rights to transfer or vote the units it owns, the exercise of its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement;

•

provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed the decision was in the best interests of our partnership;

•

generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner acting in good faith and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or must be “fair and reasonable” to us, as determined by our general partner in good faith and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•

provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•

provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner or its conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in the partnership agreement, including the provisions discussed above.

Affiliates of our general partner own sufficient common and subordinated units to block any attempt to remove our general partner.

Our general partner generally may not be removed except upon the vote of the holders of at least 66 2/3% of the outstanding units voting together as a single class. Because affiliates of our general partner owned approximately 47.1% of all the units as of the date of this prospectus, our general partner currently cannot be removed without the consent of its affiliates. Also, if our general partner is removed without cause during the subordination period and units held by the general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. This would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business.

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which the common units will trade.

Unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders did not select our general partner or elect the board of directors of our general partner and will have no right to select our general partner or elect its board of directors in the future. We are not required to have, and do not have, a majority of independent directors on our board. The board of directors of our general partner, including the independent directors, are chosen entirely by the owners of our general partner and not our unitholders. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than the general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot be voted on any matter. In addition, the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Our general partner can transfer its ownership interest in us without unitholder consent under certain circumstances, and the control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in the partnership agreement on the ability of the owners of our general partner to transfer their ownership interest in the general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of the general partner with its own choices and thereby influence the decisions taken by the board of directors and officers.

Increases in interest rates could adversely impact our unit price and our ability to issue additional equity to make acquisitions, incur debt or for other purposes.

In recent years, the U.S. credit markets experienced 50-year record lows in interest rates. If the overall economy strengthens, it is possible that monetary policy will tighten, resulting in higher interest rates to counter possible inflation risk. Interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, our unit price is impacted by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price and our ability to issue additional equity to make acquisitions, to incur debt or for other purposes.

We may issue additional common units without your approval, which would dilute your existing ownership interests.

During the subordination period, our general partner may cause us to issue up to 2,119,891 additional common units without unitholder approval. Our general partner may also cause us to issue an unlimited number of additional common units or other equity securities of equal rank with the common units, without unitholder approval, in numerous circumstances during the subordination period, including, but not limited to, in connection with an acquisition or an expansion capital improvement that increases cash flow from operations per unit on an estimated pro forma basis; if the proceeds of the issuance are used to repay indebtedness, the cost of which to service is greater than the distribution obligations associated with the units issued in connection with its retirement; or the redemption of common units or other equity interests of equal rank with the common units from the net proceeds of an issuance of common units or parity units, but only if the redemption price equals the net proceeds per unit, before expenses, to us.

After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. You will not have the right to approve our issuance at any time of equity securities ranking junior to the common units.

The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

•	your proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•

because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by the common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

Cost reimbursements due our general partner may be substantial and will reduce the cash available for distribution to you.

Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates, including CFSI LLC and the officers and directors of our general partner, for all expenses they incur on our behalf. The reimbursement of expenses could adversely affect our ability to pay cash distributions to you. Our general partner determines the amount of these expenses. In addition, our general partner and its affiliates may provide us with other services for which we will be charged fees as determined by our general partner.

In establishing cash reserves, our general partner may reduce the amount of available cash for distribution to you.

The partnership agreement requires our general partner to deduct from operating surplus cash reserves that it establishes to fund our future operating expenditures. The partnership agreement also permits the general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party or to provide funds for future distributions to partners. These reserves will affect the amount of cash available for distribution to you.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

If, at any time, our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon the sale of your common units.

You may be required to repay distributions that you have received from us.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Assignees who become substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership. However, assignees are not liable for obligations unknown to the assignee at the time the assignee became a limited partner if the liabilities could not be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

Tax Risks to Common Unitholders

In addition to reading the following risk factors, you should read “Material Tax Considerations” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

We may have tax liabilities related to periods before our initial public offering and less net operating losses available to reduce taxable income and therefore tax liabilities for future taxable periods.

Because our business was conducted by an affiliated group of corporations during periods prior to the completion of our initial public offering, we may have federal and state income tax liabilities that relate to our prior operations and to transactions related to our formation. In addition, the amount of cash distributions we receive from our corporate subsidiaries over the next several years will depend in part upon the amount of net operating losses available to those subsidiaries to reduce the amount of income subject to federal income tax they would otherwise pay. These net operating losses will begin to expire in 2019 and are available to reduce future taxable income that would otherwise be subject to federal income taxes. The amount of net operating losses available to reduce the income tax liability of our corporate subsidiaries in future taxable years could be reduced as a result of the prior operations and the transactions occurring immediately before our initial public offering.

CFSI LLC has agreed to indemnify us against additional income tax liabilities, if any, that arise from our operations prior to our initial public offering, and income tax liabilities, if any, that arise from the consummation of the transactions related to our formation in excess of $600,000 if those liabilities are asserted by the IRS or any state taxing authority prior to the expiration of the applicable statutes of limitations for income taxes of Cornerstone Family Services, Inc., or Cornerstone, for its taxable period ending with the conversion of Cornerstone into CFSI LLC (generally, three years from the filing of the tax return for such period). Also, CFSI LLC has agreed to indemnify us against any liabilities we may be subject to in the future resulting from a reduction in our net operating losses as a result of such prior operations or as a result of such formation transactions in excess of that which is believed to result from them at the time of our initial public offering. We cannot assure you that we will not ultimately be responsible for any or all of these liabilities, if they occur. Any increase in the tax liabilities of our corporate subsidiaries because of a reduction in net operating losses not recouped under the indemnity will reduce our cash available for distribution.

Changes in the ownership of our units, including the changes occurring as a result of our initial public offering or this offering, may result in annual limitations on our use of net operating losses available to reduce taxable income, which could increase our tax liabilities and decrease cash available for distribution in future taxable periods.

The use of the net operating losses by our corporate subsidiaries may be limited if the ownership of our units changes such that our corporate subsidiaries are deemed to have an “ownership change” under applicable provisions of the Internal Revenue Code. In general, an ownership change will occur if the percentage of our units, based on the value of the units, owned by certain unitholders or groups of unitholders increases by more than fifty percentage points during a three-year period. For this purpose, the unitholders who acquired interests in us pursuant to our initial public offering will be treated as a single group, as will those persons who acquire units in this or any subsequent offering we may make. The public group that acquired units in our initial public offering acquired approximately 49% of the total partnership interests that were outstanding immediately after completion of the initial public offering. Those units likely constituted more than 50% of the value of all ownership interests in us. However, applicable Treasury Regulations provide generally that if in a public offering units are issued solely for cash, for purposes of calculating the percentage of ownership change resulting from the transaction, the acquiring unitholders will be deemed to acquire only up to 50% of the number of units they actually acquire. At the time of our initial public offering, our tax counsel opined that the initial public offering should not result in an ownership change. No ruling has been or will be requested from the IRS regarding this issue, and an opinion of counsel represents only the counsel’s legal judgment and does not bind the IRS or the courts. Thus there remains some risk that our initial public offering resulted in an ownership change. If an ownership change did occur, each of our corporate subsidiaries would be restricted annually in its ability to use its net operating losses to reduce its federal taxable income to an amount equal to the value of the corporation on the date of the ownership change multiplied by the applicable federal long-term tax-exempt rate in effect at such time. In the event that the initial public offering did not create an ownership change, our issuance of common units in November of 2005 likely created an ownership change with respect to the shares of our corporate subsidiaries for the purposes of Section 382 of the Internal Revenue Code. However, we do not believe this ownership change will have a material effect on the use by our corporate subsidiaries of their remaining net operating losses. Nonetheless, to the extent that an annual net operating loss limitation for any one year does restrict the ability of our corporate subsidiaries to use their remaining net operating losses, an increase in tax liabilities of our corporate subsidiaries could result, which would reduce the amount of cash available for distribution to you.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of additional entity-level taxation by individual states. If the IRS treats us as a corporation or we become subject to additional entity-level taxation for state tax purposes, it would reduce the amount of cash available for distribution to you.

The after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35% and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. If any of these states were to impose a tax on us, the cash available for distribution to you would be reduced. The partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts will be adjusted to reflect the impact of that law on us.

We have subsidiaries that will be treated as corporations for federal income tax purposes and subject to corporate-level income taxes.

Some of our operations are conducted through subsidiaries that are organized as C corporations. Accordingly, these corporate subsidiaries are subject to corporate-level tax, which reduces the cash available for distribution to our partnership and, in turn, to you. If the IRS were to successfully assert that these corporations have more tax liability than we anticipate or legislation was enacted that increased the corporate tax rate, the cash available for distribution could be further reduced.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted, and the cost of any IRS contest will reduce our cash available for distribution to you.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with some or all of our counsel’s conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

Because our unitholders will be treated as partners to whom we will allocate taxable income that could be different in amount than the cash we distribute, you will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you receive no cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from that income.

Tax gain or loss on disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read “Material Tax Considerations—Disposition of Common Units—Recognition of Gain or Loss” for a further discussion of the foregoing.

Tax-exempt entities and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs) and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units and because of other reasons, we will take depreciation and amortization positions that may not conform to all aspects of the existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read “Material Tax Considerations—Tax Consequences of Unit Ownership—Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions we will adopt.

We will adopt certain valuation methodologies that may result in a shift of income, gain, loss and deduction between the general partner and the unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and the general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between the general partner and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. Please read “Material Tax Considerations—Disposition of Common Units—Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

You will likely be subject to state and local taxes and filing requirements in states where you do not live as a result of an investment in units.

In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if you do not live in any of those jurisdictions. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We currently own assets and conduct business in Pennsylvania, West Virginia, Virginia, North Carolina, Maryland, New Jersey, Tennessee, Ohio, Rhode Island, Alabama, Delaware, Illinois, Kentucky, Oregon, Washington, Kansas, Michigan, Colorado, Missouri and Georgia. Each of these states currently imposes an income tax on individuals, corporations and other entities. As we make acquisitions or expand our business, we may own assets or do business in additional states that impose a personal income tax. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the common units covered by this prospectus for general partnership purposes, which may include, among other things, funding acquisitions of assets or businesses, working capital, capital expenditures, the repayment or refinancing of all or a portion of our debt and/or the repurchase of common units or other securities. The actual application of proceeds we receive from the sale of any particular offering of common units using this prospectus will be described in the applicable prospectus supplement relating to such offering.

We will not receive any proceeds from any sale of common units by the selling unitholders.

DESCRIPTION OF THE COMMON UNITS

We have two classes of limited partner interests in our partnership: common units and subordinated units. The holders of these units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. The rights of holders of our subordinated units to participate in distributions to our partners differ from, and are subordinated to, the rights of holders of our common units. As of July 10, 2007, we had outstanding 4,795,780 common units, representing a 52.0% limited partner interest, and 4,239,782 subordinated units, representing a 46.0% limited partner interest. Thus, as of that date our equity consisted of a 98% limited partner interest and a 2% general partner interest.

Partnership Agreement

Our partnership agreement contains additional provisions, many of which apply to holders of our common units. A copy of our partnership agreement is included in our other SEC filings and incorporated by reference in this prospectus.

Issuance of Additional Units

Our partnership agreement authorizes us to issue an unlimited number of additional common units and other equity securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders. During the subordination period, however, except as we discuss in the following paragraph, we may not issue equity securities ranking senior to the common units or an aggregate of more than 2,119,891 additional common units, or 50% of the common units outstanding immediately after our initial public offering, or units on a parity with the common units, in each case, without the approval of the holders of a unit majority.

During the subordination period or thereafter, we may issue an unlimited number of common units without the approval of the unitholders as follows:

•	in connection with an acquisition or an expansion capital improvement that increases cash flow from operations per unit on an estimated pro forma basis;

•

if the proceeds of the issuance are used to repay indebtedness, the cost of which to service is greater than the distribution obligations associated with the units issued in connection with its retirement;

•

the redemption of common units or other equity interests of equal rank with the common units from the net proceeds of an issuance of common units or parity units, but only if the redemption price equals the net proceeds per unit, before expenses, to us;

•	upon conversion of the subordinated units;

•	upon conversion of units of equal rank with the common units into common units under some circumstances;

•	in the event of a combination or subdivision of common units;

•	under employee benefit plans; or

•	upon conversion of the general partner interests and incentive distribution rights as a result of a withdrawal of our general partner.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership securities, our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. The general partner’s 2% interest in our distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Limited Liability

Participation in the Control of Our Partnership

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law to the same extent as our general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of claim in Delaware case law.

Unlawful Partnership Distributions

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities that are unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Failure to Comply with the Limited Liability Provisions of Jurisdictions in Which We Do Business

Our subsidiaries conduct business in 21 states and may conduct business in other states in the future. Maintenance of our limited liability, as the sole member of the operating company, may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our member interest in the operating company or otherwise, conducting business in any state without compliance with the applicable limited partnership, limited liability company or corporation statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the laws of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner determined by our general partner to be necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

Certain actions require the approval of the holders of a majority of our units. During the subordination period, this requires us to secure the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes. After the subordination period, this requires us to secure the approval of a majority of the common units. The actions that require the approval of a unit majority include:

•

the issuance of additional common units or units of equal rank with the common units during the subordination period, with certain exceptions contained in our partnership agreement, detailed above under “—Issuance of Additional Units;”

•	the issuance of units senior to the common units during the subordination period;

•	certain amendments to our partnership agreement;

•	the merger of our partnership or the sale of all or substantially all of our assets;

•

amendments to the limited liability company agreement of our operating company and other actions taken as sole member of our limited liability company if such amendment or other action would adversely affect our limited partners or any particular class of our limited partners in any material respect; and

•	the dissolution of our partnership and the reconstitution of our partnership upon dissolution.

Other actions require the unitholder approval described below:

•

the withdrawal of our general partner prior to September 30, 2014 in a manner that would cause a dissolution of our partnership, in most circumstances requires the approval of a majority of the common units, excluding common units held by the general partner and its affiliates;

•	the removal of our general partner requires not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates;

•

the transfer of the general partner interest to a third party prior to September 30, 2014 in most circumstances requires the approval of a majority of the common units, excluding common units held by the general partner and its affiliates; and

•

the transfer of incentive distribution rights to a third party prior to September 30, 2014 in most circumstances requires the approval of a majority of the common units, excluding common units held by the general partner and its affiliates.

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price.

The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See “Material Tax Considerations—Disposition of Common Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date are entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a substituted limited partner, shall be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in our partnership, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or a person or group who acquires the units with the prior approval of the board of directors, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as otherwise provided in the partnership agreement, subordinated units will vote together with common units as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Listing

Our common units are traded on the Nasdaq Global Market under the symbol “STON.”

Transfer Agent and Registrar Duties

American Stock Transfer and Trust Company serves as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following fees that will be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges,

•	special charges for services requested by a holder of a common unit, and

•	other similar fees or charges.

There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, our general partner is authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Any transfer of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

•	grants powers of attorney to officers of the general partner and any liquidator of our partnership as specified in our partnership agreement; and

•	gives the consents and approvals contained in the partnership agreement.

An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. The general partner will cause any unrecorded transfer for which a completed and duly executed transfer application has been received to be recorded on our books and records no less frequently than quarterly.

A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application. We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the common unit to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

•

will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application and certification with respect to itself and any beneficial holders; and

•	may not receive some federal income tax information or reports furnished to record holders of common units.

The transferor of common units will have a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor will not have a duty to insure the execution of the transfer application and certification by the transferee and will have no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application and certification to the transfer agent.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

CASH DISTRIBUTION POLICY

Quarterly Distributions of Available Cash

General. Within approximately 45 days after the end of each quarter, we will distribute all of our available cash to unitholders of record on the applicable record date.

Available cash for any quarter consists of cash on hand at the end of that quarter, plus cash on hand from working capital borrowings made after the end of the quarter but before the date of determination of available cash for the quarter, less cash reserves. Cash and other investments held in merchandise trusts and perpetual care trusts are not treated as available cash until they are distributed to us.

Minimum Quarterly Distribution. Common units are entitled to receive distributions from operating surplus of $0.4625 per unit per quarter, or $1.85 per unit per year, before any such distributions are paid on our subordinated units. We cannot guarantee you that we will be able to pay the minimum quarterly distribution on the common units in any quarter. We are prohibited from making any distributions to unitholders if the distributions would cause an event of default, or if an event of default is existing, under our debt agreements.

General Partner Interest and Incentive Distribution Rights. Our general partner is entitled to 2% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2% general partner interest. The general partner’s 2% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest.

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50%, of the cash we distribute from operating surplus in excess of $0.5125 per unit. The maximum distribution of 50% includes distributions paid to the general partner on its 2% general partner interest but does not include any distributions that the general partner may receive on units that it owns.

Operating Surplus and Capital Surplus

General. All cash distributed to unitholders is characterized as either “operating surplus” or “capital surplus.” We distribute available cash from operating surplus differently than available cash from capital surplus. We treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus.

Operating Surplus. Operating surplus consists of:

•	our cash balance on September 20, 2004, which was $8.87 million; plus

•	$5.0 million (as described below); plus

•	cash receipts from our operations, including cash withdrawn from merchandise and perpetual care trusts; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for that quarter; less

•	operating expenditures, including cash deposited in merchandise and perpetual care trusts, maintenance capital expenditures and the repayment of working capital borrowings; less

•	the amount of cash reserves for future operating expenditures and maintenance capital expenditures.

As reflected above, operating surplus includes $5.0 million in addition to our cash balance on September 20, 2004, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand at closing that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to $5.0 million of cash we receive in the future from non-operating sources, such as asset sales outside the ordinary course of business, sales of our equity and debt securities, and long-term borrowings, that would otherwise be distributed as capital surplus.

As described above, operating surplus is reduced by the amount of our maintenance capital expenditures but not our expansion capital expenditures. For our purposes, maintenance capital expenditures are those capital expenditures required to maintain, over the long term, the operating capacity of our capital assets, and expansion capital expenditures are those capital expenditures that increase, over the long term, the operating capacity of our capital assets.

Examples of maintenance capital expenditures include costs to build roads and install sprinkler systems on our cemetery properties and purchases of equipment for those purposes and, in most instances, costs to develop new areas of our cemeteries. Examples of expansion capital expenditures include costs to identify and complete acquisitions of new cemeteries and funeral homes and to construct new funeral homes. Costs to construct mausoleum crypts and lawn crypts may be considered to be a combination of maintenance capital expenditures and expansion capital expenditures. Our general partner, with the concurrence of its conflicts committee, may allocate capital expenditures between maintenance capital expenditures and expansion capital expenditures and may determine the period over which maintenance capital expenditures will be subtracted from operating surplus.

As described above, operating surplus is reduced by the amount of our operating expenditures. Our partnership agreement specifically excludes certain items from the definition of operating expenditures, such as cash expenditures made for acquisitions or capital improvements, including, without limitation, all cash expenditures, whether or not expensed or capitalized for tax or accounting purposes, incurred during the first four years following an acquisition in order to bring the operating capacity of the acquisition to the level expected to be achieved in the projections forming the basis on which our general partner approved the acquisition. Examples of such cash expenditures include certain maintenance capital expenditures and cash expenditures that we believe are necessary to develop the pre-need sales programs of businesses or assets we acquire. Where cash expenditures are made in part for acquisitions or capital improvements and in part for other purposes, our general partner, with the concurrence of our conflicts committee, will determine the allocation between the amounts paid for each and the period over which cash expenditures made for other purposes will be subtracted from operating surplus.

Capital Surplus. Capital surplus consists of:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities; and

•

sales or other dispositions of assets for cash (other than sales or other dispositions of excess cemetery property in an aggregate amount not to exceed $1.0 million in any four-quarter period; sales or other dispositions of inventory, accounts receivable and other current assets in the ordinary course of business; and sales or other dispositions of assets as a part of normal retirements or replacements).

The $1.0 million exception for sales of excess cemetery property may be increased by our general partner, with the concurrence of its conflicts committee, if the size of our operations increases as a result of acquisitions or other expansions.

Distributions of Available Cash from Operating Surplus

The following table illustrates the priority of distributions of available cash from operating surplus between the unitholders and our general partner during the subordination period. During the subordination period the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.4625 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The amounts set forth in the table in the column titled “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column titled “Total Quarterly Distribution Target Amount,” until the available cash from operating surplus that we distribute reaches the next target distribution level, if any. The percentage interests shown for our general partner include its 2% general partner interest and assume the general partner has contributed any additional capital required to maintain its 2% general partner interest and has not transferred the incentive distribution rights.

	Total Quarterly Distribution Target Amount	Marginal Percentage Interest in Distributions
		Common Unitholders	Subordinated Unitholders	Common and Subordinated Unitholders	General Partner
Minimum Quarterly Distribution	up to $0.4625	98%	—	—	2%
Arrearages on Minimum Quarterly Distribution	up to $0.4625	98%	—	—	2%
Minimum Quarterly Distribution	up to $0.4625	—	98%	—	2%
First Target Distribution	above $0.4625 up to $0.5125	—	—	98%	2%
Second Target Distribution	above $0.5125 up to $0.5875	—	—	85%	15%
Third Target Distribution	above $0.5875 up to $0.7125	—	—	75%	25%
Thereafter	above $0.7125	—	—	50%	50%

When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis and will then participate, pro rata, with the other common units in distributions of available cash.

Distributions of Available Cash from Capital Surplus

We do not currently expect to make any distributions of available cash from capital surplus. However, to the extent that we make any distributions of available cash from capital surplus, they will be made in the following manner:

•

first, 98% to all unitholders, pro rata, and 2% to our general partner, until we have distributed for each common unit issued in the initial public offering an amount of available cash from capital surplus equal to the initial public offering price;

•

second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we have distributed for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price.

Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions and for the subordinated units to convert into common units. Any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied, however, to the payment of the minimum quarterly distribution or any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters.

If we distribute capital surplus on a unit in an amount equal to the initial unit price and have paid all arrearages on the common units, the minimum quarterly distribution and the target distribution levels will be reduced to zero. Once the minimum quarterly distribution and target distribution levels are reduced to zero, all subsequent distributions will be from operating surplus, with 50% being paid to the holders of units and 50% to our general partner.

Subordination Period

General. During the subordination period the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.4625 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Upon expiration of the subordination period, all subordinated units will convert into common units on a one-for-one basis and will then participate, pro rata, with the other common units in distributions of available cash, and the common units will no longer be entitled to arrearages.

Expiration of Subordination Period. The subordination period will extend until the first day of any quarter beginning after September 30, 2009 that each of the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common units and subordinated units for the three consecutive four-quarter periods immediately preceding that date equaled or exceeded the minimum quarterly distribution;

•

the “adjusted operating surplus” (as defined below) generated during the three consecutive four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units and the related distribution on the 2% general partner interest; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

In addition, if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end and each subordinated unit will immediately convert into one common unit;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Early Conversion of Subordinated Units. If the tests for ending the subordination period are satisfied for any three consecutive four-quarter periods ending on or after September 30, 2007, 25% of the subordinated units issued in connection with our initial public offering will convert into an equal number of common units. Similarly, if those tests are also satisfied for any three consecutive four-quarter periods ending on or after September 30, 2008, an additional 25% of the subordinated units issued in connection with our initial public offering will convert into an equal number of common units. The second early conversion of subordinated units may not occur, however, until at least one year following the end of the period for the first early conversion of subordinated units.

Adjusted Operating Surplus. Adjusted operating surplus is a measure that we use to determine the operating surplus that is actually earned in a test period by excluding items from prior periods that affect operating surplus in the test period. Adjusted operating surplus consists of:

•	operating surplus generated with respect to that period; less

•	any net increase in working capital borrowings with respect to that period but only to the extent that outstanding working capital borrowings exceed $5.0 million as a result of such increase; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; less

•

the amount, if any, by which the aggregate principal amount withdrawn from merchandise trusts with respect to that period exceeds the aggregate amount deposited into merchandise trusts with respect to that period; plus

•

any net decrease in working capital borrowings with respect to that period but only to the extent that such decrease would reduce outstanding working capital borrowings to an amount not less than $5.0 million; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

•

the amount, if any, by which the aggregate amount deposited into merchandise trusts with respect to that period exceeds the aggregate principal amount withdrawn from merchandise trusts with respect to that period.

The limitations on the effect of net increases and net decreases in working capital borrowings set forth in the second and fifth bullet points above became inoperative and had no further effect with respect to any period ending after September 30, 2006.

Adjustment of Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels;

•	the unrecovered initial unit price;

•	the number of common units issuable during the subordination period without a unitholder vote; and

•	the number of common units into which a subordinated unit is convertible.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, the number of common units issuable during the subordination period without a unitholder vote would double and each subordinated unit would be convertible into two common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the income taxes payable by reason of that legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their respective capital account balances, as adjusted to reflect any taxable gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of taxable gain upon liquidation are intended, to the extent possible, to allow the holders of common units to receive proceeds equal to their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters prior to any allocation of gain to the common units. There may not be sufficient taxable gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any additional taxable gain will be allocated in a manner intended to allow our general partner to receive proceeds in respect of its incentive distribution rights.

If there are losses upon liquidation, they will first be allocated to the subordinated units and the general partner interest until the capital accounts of the subordinated units have been reduced to zero and then to the common units and the general partner interest until the capital accounts of the common units have been reduced to zero. Any remaining loss will be allocated to the general partner interest.

MATERIAL TAX CONSIDERATIONS

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of United States federal income tax law. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to StoneMor Partners L.P. and the operating company.

The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership.

Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of his adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the sale of real property, whether unimproved or improved with installed burial vaults and marker foundations, including burial lots, lawn crypts and mausoleum crypts conveyed by perpetual easements. Other types of qualifying income include interest (other than from a financial business), dividends and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 8% of the current gross income of StoneMor Partners L.P. is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of the current gross income of StoneMor Partners L.P. constitutes qualifying income. These estimates reflect that the qualifying income amounts include dividends from our subsidiaries that are subject to corporate-level tax.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. on such matters. It is the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations set forth below, StoneMor Operating LLC is a disregarded entity and StoneMor Partners L.P. will be classified as a partnership for federal income tax purposes.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the general partner and the assumption that StoneMor Partners L.P. will continually comply with such representations. The representations made by us and our general partner upon which counsel has relied are:

(1)	Neither we nor the operating company has elected or will elect to be treated as a corporation;

(2)	For each taxable year, more than 90% of the gross income of StoneMor Partners L.P. will be income that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code;

(3)	All sales of burial lots, whether improved or unimproved, will be pursuant to contracts substantially in the form reviewed by Vinson & Elkins L.L.P.; and

(4)	Burial vaults, marker foundations and mausoleum crypts are effectively permanently attached to the ground, are not intended to be moved and would likely sustain not insubstantial damage if moved.

If at the end of any year we fail to meet the Qualifying Income Exception, two results are possible:

First, if the failure is determined by the IRS to be inadvertent and it is cured within a reasonable time after discovery, the IRS may require us to make adjustments with respect to our unitholders or pay other amounts.

Second, if the failure is not determined by the IRS to be inadvertent, we will be treated on the first day of the year in which we fail to meet the Qualifying Income Exception as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation in return for stock in that corporation and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Vinson & Elkins L.L.P.’s opinion that StoneMor Partners L.P. will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of StoneMor Partners L.P. will be treated as partners of StoneMor Partners L.P. for federal income tax purposes. Also:

(1)	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

(2)	unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of StoneMor Partners L.P. for federal income tax purposes.

As there is no direct authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in StoneMor Partners L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions. Distributions made by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such distribution exceeds his tax basis in his common units immediately before the distribution. Cash distributions made by us to a unitholder in excess of his tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units” below.

Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent that cash distributions made by us cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.” A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution.

A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units. A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of its stock is owned directly or indirectly by or for five or fewer individuals or certain tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributable to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and second to our general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as “Contributed Property.” The effect of these allocations, referred to as “Section 704(c) Allocations,” to a unitholder purchasing common units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future reverse Section 704(c) allocations, similar to the Section 704(c) Allocations described above, will be made to all holders of partnership interests, including purchasers of common units in this offering, to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates. In general, the highest effective United States federal income tax rate for individuals is currently 35% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15% if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us and it belongs only to the purchaser and not to other unitholders. Please also read, however, “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.” For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Where the remedial allocation method is adopted (which we generally adopt as to our properties), the Treasury Regulations under Section 743 of the Internal Revenue Code require that portion of the Section 743(b) adjustment that is attributable to the amount of Section 704(c) built-in gain on recovery property under Section 168 of the Internal Revenue Code to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. However, with respect to certain Contributed Property, other Treasury Regulations provide for results that are inconsistent with this approach. If we elect a method other than the remedial method with respect to a goodwill property, Treasury Regulation Section 1.197-2(g)(3) generally requires that the entire Section 743(b) adjustment attributable to an amortizable Section 197 intangible, which includes goodwill properties, should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the common unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), the entire amount of any Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. The depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the inside basis in such properties. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. If we elect a method other than the remedial method with respect to a goodwill property, such property is not amortizable. Please read “—Uniformity of Units.”

Although Vinson & Elkins L.L.P. is unable to opine as to the validity of our approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Section 704(c) built-in gain, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built–in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built–in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year. Thus, such a unitholder will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our partners holding interests in us prior to the offering. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Because our general partner may determine not to adopt the remedial method of allocation with respect to any difference between the tax basis and the fair market value of goodwill immediately prior to this or any future offering, we may not be entitled to any amortization deductions with respect to any goodwill properties conveyed to us on formation or held by us at the time of any future offering. Please read “—Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs incurred in selling our units in our initial public offering and in this offering, to the extent that we will bear such costs (called “syndication expenses”), must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we have made and will make many of the relative fair market value estimates ourselves. These estimates of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture.

Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred.

A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually and will be prorated on a monthly basis. Then the income and losses will be apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements. A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property. Alternatively, we may treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable. This treatment is consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property.

If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders.

The IRS may challenge any method of depreciating the Section 743(b) adjustment described above. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax, at the highest applicable effective rate, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in business in the United States by virtue of the ownership of units, under this ruling a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to federal income tax on gain realized on the sale or disposition of units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1. The Schedule K-1 will describe his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships are generally treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2)	whether the beneficial owner is

(a)	a person that is not a United States person,

(b)	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(c)	a tax-exempt entity;

(3)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(4)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties. An additional tax in an amount equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1)	for which there is, or was, “substantial authority,” or

(2)	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists but for which a reasonable basis for the tax treatment of such item exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” a term that in this context does not appear to include us.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently conduct business or own property in 13 states, all of which impose income taxes. We may also own property or do business in other states in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder is urged to consider their potential impact on his investment in us.

Although you may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement, you will be required to file state income tax returns and to pay state income taxes in many of the states in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years.

Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve a non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

SELLING UNITHOLDERS

In addition to securities that may be offered by StoneMor Partners L.P., this prospectus covers the offering for resale from time to time by the selling unitholders named in this prospectus or in a prospectus supplement of up to 4,528,360 common units representing limited partner interests in StoneMor Partners L.P. (including up to 4,239,782 common units issuable upon conversion of 4,239,782 subordinated units into common units on a one-for-one-basis upon the satisfaction of certain tests as further described in this prospectus). The following table sets forth information as of July 10, 2007 relating to the selling unitholders’ beneficial ownership of our common units (including common units issuable upon such conversion). As used herein, “Selling Unitholders” includes any donee or pledgee selling units received from the named selling unitholders after the date of this prospectus.

Name of Selling Unitholder	Number of Common Units Owned Prior to the Offering		Amount of Common Units Being Offered		Amount of Common Units to be Owned upon Completion of the Offering(1)	Percentage of Common Units to be Owned after Completion of the Offering(1)
CFSI LLC(2)	4,253,314	(3)	4,253,314	(3)	—	*
SCI New Mexico Funeral Services, Inc.(4)	275,046		275,046		—	*

*	Less than one percent
(1)	Because the selling unitholders may sell all or a portion of the common units registered hereby, we cannot estimate the number or percentage of common units that the selling unitholders will hold upon completion of the offering. Accordingly, the information presented in this table assumes that the selling unitholders will sell all of their common units registered for resale pursuant hereto.
(2)

CFSI LLC holds all of the outstanding Class A units in our general partner, StoneMor GP LLC, which owns our 2% general partner interest, and CSFI LLC directly owns 13,352 of our outstanding common units and all 4,239,782 of our outstanding subordinated units. The limited liability company agreement of StoneMor GP LLC provides that the directors of our general partner will be elected by a plurality vote of Class A units in our general partner; provided, however, that so long as Mr. Lawrence Miller serves as the chief executive officer of our general partner, he will also serve as a director of our general partner and, so long as Mr. William R. Shane serves as chief financial officer of our general partner, he will also serve as a director of our general partner. CFSI LLC is controlled by McCown De Leeuw and Co. IV, L.P. and its affiliate funds (collectively, “McCown De Leeuw”), which together have the right to designate for election a majority of the managers of the board of managers of CFSI LLC under the limited liability company agreement of CFSI LLC. The board of managers of CFSI LLC, which consists of Lawrence Miller, William R. Shane, Robert B. Hellman, Jr., Martin R. Lautman, Fenton R. Talbott and Jeffrey A. Zawadsky, collectively exercises investment and voting control over the units held by CFSI LLC. All of the managers of CFSI LLC are also directors of our general partner. Mssrs. Miller, Shane and Zawadsky, who serves as the assistant secretary of our general partner, are also officers of our general partner. George McCown, David De Leeuw and Robert B. Hellman, Jr., are the managing members of MDC Management Company IV, LLC, which is the general partner of McCown De Leeuw and Co. IV, L.P. McCown De Leeuw beneficially owns interests in CFSI LLC through its direct ownership of approximately 10.6% of the Class B units of CFSI LLC and indirectly through its ownership of approximately 90.8% of the membership interests in Cornerstone Family Services LLC, which owns 85% of the Class B units of CFSI LLC. Mr. Robert B. Hellman, Jr., a member of our board of directors since our formation in April 2004, is the chief executive officer and a managing director of McCown De Leeuw & Co., LLC. Mr. Jeffrey A. Zawadsky, a member of our board of directors since our formation in April 2004, worked at McCown De Leeuw & Co., LLC as an investment professional from 2000 to January 2007. Mr. Fenton R. Talbott, a member of our board of directors since our formation in April 2004, worked at McCown DeLeeuw & Co., LLC as an investment professional from 2002 to December 2005. Each of Mssrs. Miller and Shane directly owns 1.2% of the Class B units of CFSI LLC, and each of Mssrs. Lautman and Talbott owns less than 1% of the Class B units of CFSI LLC. Each of Mssrs. Miller and Shane owns a 1.6% membership interest in Cornerstone Family Services LLC through entities they own, and Mr. Lautman owns a less than 1% membership interest in Cornerstone Family Services LLC. Pursuant to Rule 13d-4 of the Exchange Act, each of the individuals named in this footnote disclaims beneficial ownership of the common units identified in this table as beneficially owned by CFSI LLC, including common units issuable upon conversion of subordinated units into common units on a one-for-one-basis upon the satisfaction of certain tests as further described in this prospectus. McCown De Leeuw and Messrs. Miller, Shane and Lautman previously owned Class A units of CFSI LLC, but all of the Class A units in CFSI LLC were redeemed by CFSI LLC in February 2007.

(3)	Includes 4,239,782 common units issuable upon conversion of subordinated units of StoneMor Partners L.P. into common units on a one-for-one basis upon the satisfaction of certain tests as further described in this prospectus.
(4)	SCI New Mexico Funeral Services, Inc. acquired 275,046 common units of StoneMor Partners L.P. in a private placement as part of the consideration in connection with StoneMor Partners L.P.’s acquisition of 21 cemeteries and 14 funeral homes from SCI Funeral Services, Inc., certain of its direct and indirect subsidiary entities and certain other parties, on September 28, 2006. The board of directors of SCI New Mexico Funeral Services, Inc. exercises voting and investment control over the common units held by SCI New Mexico Funeral Services, Inc. The members of the board of directors of SCI New Mexico Funeral Services, Inc. are Curtis G. Briggs, Judith M. Marshall and Susan L. Garrett. Pursuant to Rule 13d-4 of the Exchange Act. each of the members of the board of directors of SCI New Mexico Funeral Services, Inc. disclaims beneficial ownership of the common units identified in this table as beneficially owned by SCI New Mexico Funeral Services, Inc.

The above table sets forth information relating to the selling unitholders’ beneficial ownership of our common and subordinated units as of July 10, 2007. We prepared the table above based on information supplied to us by the selling unitholders. We have not sought to verify such information. Additionally, the selling unitholders may have sold or transferred some or all of their common units or subordinated units in exempt or non-exempt transactions, since such date. Other information about the selling unitholders may also change over time.

If SCI New Mexico Funeral Services, Inc. (“SCI New Mexico”) complies with its obligations under the Registration Rights Agreement dated as of September 28, 2006 between us and SCI New Mexico, we will be required to pay SCI New Mexico in cash, as additional consideration for the assets that we acquired from affiliates of SCI New Mexico on September 28, 2006, any excess of the product of the percentage of the common units sold by SCI New Mexico during the 90 consecutive trading days after the effectiveness of the registration statement of which this prospectus forms a part multiplied by $5,875,000, over the sum of the following:

(i)	if the offering of such common units is not underwritten, the actual aggregate gross sale proceeds (before brokerage commissions or other sale expenses) received for such common units which are sold during such 90-day period; or

(ii)	if the offering of such common units is underwritten, the price paid to SCI New Mexico for such common units by the underwriter;

(iii)	plus, whether (i) or (ii) above applies, all cash dividends or other distributions received by SCI New Mexico with respect to such common units which are sold during such 90-day period.

The applicable prospectus supplement will set forth, with respect to the applicable selling unitholders:

•	the name of the selling unitholder, including any assignee or transferee of those named above;

•	the nature of the position, office or other material relationship which the selling unitholder will have had within the prior three years with us or any of our affiliates;

•	the number of common units owned by the selling unitholder prior to the offering;

•	the number of common units to be offered for the selling unitholders’ accounts; and

•	the amount and (if 1% or more) the percentage of the outstanding common units for resale to be owned by the selling unitholder after the completion of the offering.

All expenses incurred, excluding underwriting discounts and commission in connection with the registration for resale of the common units beneficially owned by the selling unitholders (including common units issuable upon conversion of our subordinated units into common units) will be borne by us.

PLAN OF DISTRIBUTION

We may sell the common units being offered hereby directly, through agents or to or through underwriters or dealers.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase the common units. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of the common units and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we use any underwriters in the sale of the common units in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the common units in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we use a dealer in the sale of the common units in respect of which this prospectus is delivered, we will sell those common units to the dealer, as principal. The dealer may then resell those common units to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

Common units may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered common units directly.

Because the NASD views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2810 of the NASD Conduct Rules.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the common units in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement. In no event will the maximum amount of compensation to be paid to NASD members in connection with this offering exceed 10% of the gross proceeds (plus 0.5% for bona fide, accountable due diligence expenses).

Distribution by Selling Unitholders

Subject to certain restrictions on transfer that may be applicable to SCI New Mexico, the selling unitholders may sell the common units described in this prospectus and any prospectus supplement or, if appropriate, post-effective amendment to the registration statement of which this prospectus forms a part to one or more underwriters for public offering and sale, or they may sell the common units to investors directly or through dealers or agents. A selling unitholder may decide not to sell any or all of the common units it is allowed to sell under this prospectus. As used herein, “Selling Unitholders” includes donees and pledgees selling units received from the named selling unitholders after the date of this prospectus. Any underwriter, dealer or agent involved in the offer and sale of these common units will be named in the applicable prospectus supplement or, if appropriate, post-effective amendment to the registration statement of which this prospectus forms a part.

Except as described below, the selling unitholders may act independently of us in making decisions with respect to the timing, manner and size of each of its sales. The selling unitholders may make sales on the Nasdaq Global Market or otherwise, at prices and under terms prevailing at the time of the sale, or at prices related to the then-current market price, at fixed prices, or in privately negotiated transactions. Subject to the restrictions described below, the selling unitholders may sell the common units offered by this prospectus by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resales by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the common units as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

•	privately negotiated transactions, which include direct sales to purchasers and sales effected through agents.

The selling unitholders may be required by the securities laws of certain states to offer and sell the common units only through registered or licensed brokers or dealers.

SCI New Mexico has agreed to sell or otherwise dispose of the common units covered by this prospectus in a reasonable and business-like manner so as to avoid materially affecting the public trading price of our common units. SCI New Mexico has also agreed not to take any action that might create a short position with respect to the common units, either directly or indirectly (such as through a collar or other guaranty agreement with a brokerage firm or investment banker or an equity line agreement which might cause a third party to create a short position). SCI New Mexico has agreed that it will not sell more than 5,000 common units on any given trading day without our consent, and will not use more than one broker to sell its common units on any given trading day. This 5,000 common unit limitation on sales on any given trading day will not apply if SCI New Mexico elects to sell common units through a broker recommended by us. If we elect to have the common units covered by this prospectus sold or otherwise distributed by the means of an underwritten public offering, SCI New Mexico has agreed to enter into an underwriting agreement with certain underwriters in customary form and perform its obligations under such agreement. As of the date of this prospectus, we have not engaged any underwriter in connection with the distribution of the common units pursuant to this prospectus by SCI New Mexico.

Underwriters may offer and sell these common units at fixed prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The selling unitholders also may authorize underwriters acting as their agent to offer and sell these common units upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of these common units, underwriters may be deemed to have received compensation from the selling unitholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of these common units for whom they may act as agent or to whom they sell as principals, or both. Underwriters may sell these common units to or through dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent or to whom they sell as principals, or both. A member firm of the Nasdaq Global Market may be engaged to act as the agent of the selling unitholders in the sale of common units.

Any underwriting compensation paid by the selling unitholders to underwriters or agents in connection with the offering of these common units, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of these common units may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of these common units may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

We have agreed to indemnify the selling unitholders, any underwriter and any person who controls the selling unitholders or such underwriter within the meaning of the Securities Exchange Act of 1934, if any, against certain liabilities to which they may become subject in connection with the sale of the common units owned by the selling unitholders under this prospectus, including liabilities arising under the Securities Act of 1933.

If SCI New Mexico complies with its obligations under the Registration Rights Agreement dated as of September 28, 2006 between us and affiliates of SCI New Mexico, we will be required to pay SCI New Mexico in cash, as additional consideration for the assets that we acquired from SCI New Mexico on September 28, 2006, any excess of the product of the percentage of the common units sold by SCI New Mexico during the 90 consecutive trading days after the effectiveness of the registration statement of which this prospectus forms a part multiplied by $5,875,000, over the sum of the following:

(i)	if the offering of such common units is not underwritten, the actual aggregate gross sale proceeds (before brokerage commissions or other sale expenses) received for such common units which are sold during such 90-day period; or

(ii)	if the offering of such common units is underwritten, the price paid to SCI New Mexico for such common units by the underwriter;

(iii)	plus, whether (i) or (ii) above applies, all cash dividends or other distributions received by SCI New Mexico with respect to such common units which are sold during such 90-day period.

If a prospectus supplement so indicates, the underwriters may, pursuant to Regulation M under the Securities Exchange Act of 1934, engage in transactions, including stabilization bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common units at a level above that which might otherwise prevail in the open market.

Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

A prospectus in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of common units for sale to their online brokerage account holders. Such allocations of common units for Internet distributions will be made on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

Because the selling unitholders may be deemed to be underwriters, the selling unitholders must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This might include delivery through the facilities of the Nasdaq Global Market in accordance with Rule 153 under the Securities Act.

Except as provided below, we will pay all expenses (other than underwriting discounts and commissions) incurred in connection with any offering by us or a selling unitholder pursuant to this prospectus or a prospectus supplement, including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel. SCI New Mexico will pay all underwriting discounts and commissions, brokerage commissions, transfer taxes, other similar selling expenses, and any legal fees and expenses of attorneys or other advisors or agents of SCI New Mexico. Nothing described in this paragraph will affect our obligations, if any, to pay SCI New Mexico the market price adjustment described above.

LEGAL MATTERS

Vinson & Elkins L.L.P. will pass upon the validity of the common units covered by this prospectus. The selling unitholders’ respective counsel will advise them about other issues related to the offering. If certain legal matters in connection with an offering of the common units covered by this prospectus and a related prospectus supplement are passed upon by counsel for the underwriters of such offering, that counsel will be named in the related prospectus supplement for such offering.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of StoneMor Partners L.P. incorporated in this prospectus by reference from our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports (which, 1. expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph related to the restatement of the 2005 consolidated financial statements and, 2. expresses an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness) of such firm given upon their authority as experts in accounting and auditing. The audited combined financial statements of the Predecessor Companies of Service Corporation International (formerly known as Certain Wholly-Owned Subsidiaries of Service Corporation International A.K.A. Dignity II) as of December 31, 2005 and 2004, and for the years ended December 31, 2005, 2004 and 2003 and the reviewed combined financial statements as of June 30, 2006 and 2005 and for the six months ended June 30, 2006 and 2005 for the Predecessor Companies of Service Corporation International (formerly known as Certain Wholly-Owned Subsidiaries of Service Corporation International A.K.A. Dignity II) incorporated in this prospectus by reference from our Current Report on Form 8-K/A filed with the SEC on December 12, 2006 have been audited and reviewed, respectively, by Harper & Pearson Company, P.C., an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at http://www.sec.gov.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information we file later with the SEC will automatically supersede this information until the termination of this offering. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We incorporate by reference the documents listed below filed by us and any future filings made after the date of the initial filing of the registration statement of which this prospectus is a part with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of each offering under this prospectus (other than information furnished and not filed with the SEC). All filings filed by us pursuant to the Securities Exchange Act of 1934 (i) after the date of the initial filing of the registration statement of which this prospectus is a part and (ii) prior to effectiveness of the registration statement of which this prospectus is a part, shall be deemed to be incorporated by reference into the prospectus.

•	Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006 filed April 30, 2007;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 filed May 10, 2007;

•	Our Current Reports on Form 8-K filed February 23, 2007, February 28, 2007 and April 9, 2007;

•	Our Current Report on Form 8-K/A filed on December 12, 2006;

•	Our Current Report on Form 8-K filed on July 10, 2007; and

•

The description of the common units contained in the Registration Statement on Form 8-A, initially filed on August 23, 2004, and any subsequent amendment thereto filed for the purpose of updating such description.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

StoneMor Partners L.P.

155 Rittenhouse Circle

Bristol, PA 19007

(215) 826-2800

Attn: Investor Relations

We also make available free of charge on our internet website at http://www.stonemor.com our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and Section 16 reports, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

3,634,691 Common Units

StoneMor Partners L.P.

PROSPECTUS    SUPPLEMENT

Merrill Lynch & Co.

Raymond James

Morgan Keegan & Company, Inc.

Oppenheimer & Co.

                                    , 2007